EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

BANTA CORPORATION,

BANTA HEALTHCARE GROUP, LTD.

and

BHG ACQUISITION LLC

dated as of

February 12, 2005

i

ii

iii

SCHEDULES
Schedule 2.3(b)	-	Preliminary Closing Statement
Schedule 3.1(a)(ii)	-	Qualification To Do Business
Schedule 3.1(c)	-	Subsidiaries
Schedule 3.1(e)	-	No Violation
Schedule 3.1(f)	-	Financial Statements
Schedule 3.1(g)	-	Tax Matters
Schedule 3.1(h)	-	Absence of Certain Changes
Schedule 3.1(i)	-	No Litigation
Schedule 3.1(j)	-	Compliance with Laws and Orders
Schedule 3.1(k)(i)	-	Compliance with Licenses and Permits
Schedule 3.1(k)(ii)	-	Material Licenses and Permits
Schedule 3.1(l)	-	Absence of Undisclosed Liabilities
Schedule 3.1(m)	-	Environmental Matters
Schedule 3.1(n)	-	Title to Assets; Liens
Schedule 3.1(o)	-	Real Property
Schedule 3.1(p)	-	Material Contracts
Schedule 3.1(q)	-	Employee Matters
Schedule 3.1(r)	-	Intellectual Property Rights
Schedule 3.1(t)	-	Inventory
Schedule 3.1(u)	-	Accounts Receivable
Schedule 3.1(v)	-	Major Customers
Schedule 3.1(w)	-	Major Suppliers
Schedule 3.1(x)	-	Product Warranty and Product Liability
Schedule 3.1(y)	-	Insurance
Schedule 3.1(z)	-	Affiliates' Relationships
Schedule 4.2	-	Conduct of Business Pending the Closing
Schedule 11.10	-	Knowledge of Parent

EXHIBITS
Exhibit 5.8	-	Lock Box
Exhibit 6.8	-	Third Party Consents; Assignments; Other Documents
Exhibit 9.2(d)	-	Transition Services Agreement
Exhibit 9.2(e)	-	Services Agreement
Exhibit 11.18	-	Rialto Employees

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and effective as of February 12, 2005 among BANTA CORPORATION, a Wisconsin corporation with its principal place of business located at 225 Main Street, Menasha, Wisconsin 54952 (“Parent”), BANTA HEALTHCARE GROUP, LTD., a Wisconsin corporation with its principal place of business located at 570 Enterprise Drive, Neenah, Wisconsin 54956 (“Company”), and BHG ACQUISITION LLC, a Delaware limited liability company with its principal place of business located at 82 Devonshire Street, Boston, Massachusetts 02109 (“Buyer”).

        WHEREAS, Parent owns all of the outstanding capital stock of Company;

        WHEREAS, Parent and Company own all of the outstanding capital stock of Banta Hong Kong Ltd., a Hong Kong company with its principal place of business located at Room 2904, 29th Floor, China Resources Building, #26 Harbour Road, Wanchai, Hong Kong (“Subsidiary” and, together with Company, the “BHG Companies”), and prior to the Closing, Parent will transfer all of its right, title and interest in and to such capital stock to Company;

        WHEREAS, the BHG Companies are engaged in the research and development, design, manufacture, assembly, production, marketing, distribution and sale within the medical, dental, healthcare and selected other industries of (a) exam room table paper, drape sheets, capes, gowns, tray covers, headrest covers, bibs, towels, promotional print paper and similar disposable paper products, (b) microscope and equipment drapes, thermometer sheaths, camera and instrument covers, x-ray envelopes, bedside bags and similar specialty products, (c) blown, cast and similar polyethylene film products, (d) gauze pads, gauze sponges, dental rolls, cotton and rayon balls and similar gauze-related products, (e) aprons, gloves (non-latex), storage bags and similar sanitary products, (f) dental cups, saliva ejectors, medical shroud kits and similar products and (g) surgical gowns, orthopedic shorts and similar nonwoven apparel products (the “Business”);

        WHEREAS, Parent acquired the stock of several predecessor entities that are now part of the BHG Companies pursuant to that certain Stock Purchase Agreement dated September 24, 1997 by and among Parent, Chemed Corporation and OCR Holding Company (the “Chemed Agreement”);

        WHEREAS, the BHG Companies carry on the Business at facilities located at 570 Enterprise Drive, Neenah, Wisconsin 54956; 360 South Lilac Avenue, Rialto, California 92376; Room 2904, 29th Floor, China Resources Building, #26 Harbour Road, Wanchai, Hong Kong; 3125 Drane Field Road, Unit 22, Lakeland, Florida 33811; and 711 Old Ballas Building, Suite 105, St. Louis, Missouri 63141;

        WHEREAS, Buyer desires to purchase from Company, and Company desires to sell to Buyer, substantially all of the assets and, except as specifically excluded herein, substantially all of the liabilities of Company, upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, capitalized terms used but not defined in the context of the Sections in which such terms first appear shall have the meanings ascribed thereto in Section 11.18.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

        1.      PURCHASE AND SALE

                 1.1      Purchased Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement on the Closing Date, Company shall sell and transfer to Buyer, and Buyer shall purchase and accept from Company, all of Company’s right, title and interest in the assets, rights, properties, claims, contracts, business and goodwill of Company at the Closing Date of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, including (without limitation) the following (except to the extent specifically otherwise provided in Section 1.2, collectively, the “Purchased Assets”) but specifically excluding, in each case, the Excluded Assets:

(a) All real property that is owned by Company, including all leases, easements and other interests in, and improvements upon, such real property;

(b) All tangible personal property that is owned by Company, including all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property;

(c) All intangible personal property and intellectual property rights owned by Company;

(d) All written and oral indentures, mortgages, deeds of trust, leases, licensing agreements, contracts, agreements, purchase orders, sales orders or other instruments of Company and all outstanding offers and solicitations made by Company to enter into any such instruments (collectively, the “Assumed Contracts”);

(e) All licenses, permits, approvals, authorizations and consents of Governmental Entities held by Company listed on Schedule 3.1(k)(ii), except for those related to any Excluded Assets (collectively, the “Business Permits”);

(f) All Inventory that is owned by Company;

(g) All of Company’s rights in trade accounts receivable and other rights to payment from Company’s customers, including all trade accounts receivables of Company representing amounts receivable in respect of goods shipped or products sold or services rendered to Company’s customers;

(h) All of Company’s right, title and in the capital stock of Subsidiary;

(i) All books, records and other documentation that are owned by Company;

(j) All goodwill associated with the foregoing; and

(k) All claims of Company against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

        Notwithstanding the foregoing, prior to the Closing Date, Buyer may, upon Prior written notice to Parent, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that Buyer shall be and remain jointly and severally liable for all obligations of Buyer and any such Designated Purchaser under this Agreement and under all documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant hereto.

                 1.2      Excluded Assets. Notwithstanding anything to the contrary in Section 1.1, Company shall not sell, convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase or acquire from Company (and the Purchased Assets shall not include), the following assets of Company (collectively, the “Excluded Assets”):

(a) Any rights in Company’s franchise to be a corporation, its charter, corporate seal, minute books, stock books and other corporate records relating to its corporate existence and capitalization;

(b) Any equity interest in Company;

(c) Any of Company’s assets that are consumed, sold or disposed of in the ordinary course of business consistent with past practice prior to the Closing Date;

(d) Any rights of Company under this Agreement or related to the transactions contemplated by this Agreement;

(e) Any cash and cash equivalents of Company at Closing (except as otherwise contemplated by Section 4.3(c));

(f) Any intercompany receivables of Company;

(g) Any rights of Company in the real property located at 360 South Lilac, Rialto, California, including rights under that certain Lease Agreement, dated July 1, 2004, between Parent and Company, together with all improvements and fixtures on or related to such real property;

(h) Any refunds or credits with respect to any Taxes paid or incurred by Company, together with any related interest received or due from the relevant taxing authority, any prepaid Taxes of Company and any other rights to Taxes of Company;

(i) Any rights of Company in or to the use of any name, tradename, trade mark, service name or service mark incorporating the word “Banta” or any derivation thereof and any corporate symbols or logos related thereto, except to the extent expressly otherwise set forth in Section 5.4(b);

(j) Any insurance policies, or rights under such policies, held by or on behalf of Company, subject to Buyer’s rights under Section 5.5(b) hereof;

(k) Any rights of Company under the Chemed Agreement;

(l) Any prepaid items, claims for contribution, indemnity rights and similar claims and causes of action and other intangible rights to the extent any of the foregoing relate to the other Excluded Assets described in this Section 1.2 or to the liabilities described in Section 1.4, and all privileges related thereto; and

(m) Any books, records and other documentation relating primarily to any of the other Excluded Assets described in this Section 1.2 or to the liabilities described in Section 1.4 (provided that Buyer shall have access to such books, records and other documentation as described in Section 5.3).

                 1.3      Assumed Liabilities. Subject to the satisfaction or waiver of the conditions set forth in this Agreement (and except to the extent specifically otherwise provided in Section 1.4 or Section 5.2), on the Closing Date, Buyer shall assume and agree to pay, perform and discharge, as and when due, all of the Liabilities of Company, whether arising before or after the Closing Date, to the extent the same are unpaid, undelivered or unperformed on the Closing Date (collectively, the “Assumed Liabilities”), including (without limitation) the following:

(a) All Liabilities arising under the Assumed Contracts;

(b) All Liabilities arising under the Business Permits;

(c) All current Liabilities, accrued Liabilities and contingent Liabilities, including all Liabilities arising in connection with any Environmental Action where any such Environmental Action or Liability (i) is related in any way to Company’s or any previous owner’s or operator’s ownership, operation or occupancy of Company or its business, any real property or the Purchased Assets, and (ii) occurred, existed, arose out of conditions or circumstances that existed, or was caused, in whole or in part on or before the Closing Date, whether or not known to Buyer; the Liabilities assumed pursuant to this Section 1.3(c) include (without limitation) Liabilities arising under any applicable Environmental Law; provided, however, that Buyer’s agreement to assume such liabilities shall not be deemed an admission of any action or omission giving rise to such liabilities;

(d) All Liabilities relating to or arising out of any employment action or practice in connection with persons previously employed, employed or seeking to be employed by Company, including Liabilities based upon breach of employment or labor contract, employment discrimination, wrongful termination, wage and hour or health and safety requirements, workers compensation, the Worker Adjustment Retraining Notification Act of 1988, as amended (to the extent provided for in Section 5.2(i)), the Occupational Safety and Health Act of 1970, as amended, or the National Labor Relations Act, constructive termination, wrongful termination, failure to give reasonable notice or pay-in-lieu-of-notice, severance pay or termination pay; provided, however, that Buyer’s agreement to assume such liabilities shall not be deemed an admission of any action or omission giving rise to such liabilities;

(e) All Liabilities under any Benefit Plan or Employee Agreement that is specifically assumed pursuant to Section 5.2;

(f) All Liabilities relating to pending or threatened actions, suits, arbitrations, proceedings, disputes, claims or investigations;

(g) All Liabilities that arise on account of Buyer’s conduct of the business of Company, use of the Purchased Assets, sale of any products manufactured and/or sold by Buyer and/or delivery of services by Buyer on or after the Closing Date;

(h) All Liabilities in the nature of product liability, including any Liability for claims made for injury to person, damage to property or other damage arising from, caused by or arising out of any product designed, manufactured, assembled, installed, sold, leased or licensed, or any service rendered, prior to the Closing Date;

(i) All Liabilities for warranty obligations (express, implied or statutory) relating to any product installed, sold, leased or licensed or any services rendered or for returns of products sold prior to the Closing Date;

(j) All Liabilities of Company for any violation of or failure to comply with any Laws or Orders; and

(k) All other Liabilities arising out of or related to the conduct of the business of Company or the Purchased Assets (but specifically excluding the Excluded Liabilities).

        The Parties acknowledge that the provisions of this Section 1.3 shall not affect, mitigate or limit Parent’s indemnity obligations under this Agreement or Buyer’s rights under Section 5.5(b). For further clarity, it is expressly agreed that, with respect to Buyer’s assumption of the Assumed Liabilities, Parent and Company shall have the same obligations of notice and cooperation as an Indemnified Party under Section 8.4 hereof.

                 1.4      Excluded Liabilities. It is expressly understood and agreed that Assumed Liabilities shall not include the following Liabilities of Company (collectively, the "Excluded Liabilities"):

(a) Any intercompany Liabilities involving Company and an Affiliate of Company other than Subsidiary, except for those intercompany Liabilities arising from Company’s purchase or sale of goods or services in the ordinary course of its business;

(b) Any Liabilities of Company under that certain Loan Agreement, dated as of July 1, 1991, between Company and the City of Neenah, Wisconsin;

(c) Any Liabilities of Company relating to any of the Excluded Assets, including any Liabilities of Company (i) for any Taxes of Company (except as otherwise contemplated by Section 5.1(c)), (ii) resulting from Company’s use or occupation of the Real Property located at 360 South Lilac, Rialto, California, including, without limitation, any Environmental Action or Liability including any costs, fees, fires or penalties associated with notification, investigation or remediation related thereto, or (iii) under the Chemed Agreement;

(d) Any Liabilities for any Taxes of Subsidiary (i) for any period ending on or prior to the Closing Date and (ii) for any period that begins before and ends after the Closing Date (i.e., a straddle period), based on a closing-of-the-books methodology;

(e) Any Liability for any outstanding and unpaid checks of the BHG Companies; and

(f) All Liabilities under any Benefit Plan or Employee Agreement, except those obligations specifically assumed by Buyer pursuant to Section 5.2.

                 1.5      Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of Company shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if (a) the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or Governmental Entity would be ineffective or would constitute a breach of Contract or a violation of any Law or would in any other way materially adversely affect the rights of Company (or Buyer as transferee or assignee) and (b) such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (i) the beneficial interest in or to such Contracts, properties, rights or other assets (collectively, the “Beneficial Rights”) shall in any event pass as of the Closing Date to Buyer under this Agreement; and (ii) pending such consent or approval, Buyer shall assume or discharge the Liabilities of Company under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for Company, and Company shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Notwithstanding the foregoing, before and after the Closing, Buyer and Company shall use their respective best efforts (and bear their respective costs of such efforts), without any requirement of Company to pay any significant sum of money beyond customarily reasonable amounts in connection with the transfer of permits, contracts or other material agreements of the BHG Companies, to assume any material liability from or commence any litigation against any person or entity, to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or other assets underlying the Beneficial Rights, including their formal assignment or novation, if advisable. Buyer and Company shall make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for Buyer the Beneficial Rights and to provide for the discharge of any Liability arising under such Contracts, properties, rights or other assets, to the extent such Liability constitutes an Assumed Liability.

        2.      PURCHASE PRICE; PAYMENT

                 2.1      Purchase Price. The purchase price payable for the Purchased Assets (the “Purchase Price”) shall be (a) the assumption of the Assumed Liabilities as described in Section 1.3and (b) cash consideration equal to Sixty Seven Million Dollars (U.S. $67,000,000), minus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than Eleven Million Two Hundred Fifty Thousand Dollars (U.S. $11,250,000) (the “Working Capital Target”) or plus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement exceeds the Working Capital Target.

                 2.2      Payment. The Purchase Price shall be paid as follows:

(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Company such documents as Company reasonably requests to evidence assumption by Buyer of the Assumed Liabilities.

(b) Cash Payment to Parent. At the Closing, Buyer shall deliver to Company an amount equal to Sixty Seven Million Dollars (U.S. $67,000,000), minus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Statement is less than the Working Capital Target or plus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Statement exceeds the Working Capital Target.

(c) Payment of Adjustment Amount. Within five (5) Business Days after the final determination of the Final Closing Statement pursuant to Section 2.3, either (i) Company or Parent shall pay to Buyer the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than the Net Working Capital as reflected on the Estimated Closing Statement, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to the U.S. prime interest rate of lending as set forth in The Wall Street Journal as of the Closing Date, or (ii) Buyer shall pay to Company or Parent the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement exceeds the Net Working Capital as reflected on the Estimated Closing Statement, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to the U.S. prime interest rate of lending as set forth in The Wall Street Journal as of the Closing Date. Any Party may, in its discretion, make a payment pursuant to this Section 2.2(c) prior to the final determination of the Final Closing Statement for the purpose of reducing the interest that it may be obligated to pay hereunder.

(d) Method of Payment. All payments under this Section 2.2 shall be made by wire transfer of immediately available funds free of costs and charges to an account that the recipient, at least forty-eight (48) hours prior to the time for payment specified hereunder, has designated.

                 2.3      Determination of Net Working Capital.

(a) Estimated Closing Statement. For purposes of determining the Purchase Price payable by Buyer at the Closing, not less than ten (10) Business Days prior to the Closing Date, Parent shall prepare, or cause to be prepared, and deliver to Buyer an unaudited statement of the Adjusted Current Assets and Adjusted Current Liabilities as of the close of business on the Closing Date, which shall represent Parent’s reasonable estimate of the Final Closing Statement. If Buyer objects to any of the information set forth on such unaudited statement as presented by Parent, then Buyer and Parent shall negotiate in good faith and agree upon appropriate adjustments such that such unaudited statement reflects a reasonable estimate of the Final Closing Statement and the Net Working Capital to be reflected on the Final Closing Statement, but in the absence of such agreement, such unaudited statement shall be prepared based on the most recent unaudited month-end balance sheet of the BHG Companies (the estimated balance sheet as agreed to by the Parties pursuant to this Section 2.3(a), or in the absence of such agreement, an unaudited statement based on the most recent unaudited month-end balance sheet of the BHG Companies, is referred to as the “Estimated Closing Statement”). In connection with the determination of the Estimated Closing Statement, Parent shall provide to Buyer such information and detail as Buyer reasonably requests.

(b) Preliminary Closing Statement. Within ninety (90) calendar days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Parent an unaudited statement of the Adjusted Current Assets and Adjusted Current Liabilities as of the close of business on the Closing Date (the “Preliminary Closing Statement”), which shall set forth the Net Working Capital as of the Closing Date and shall be prepared as set forth on Schedule 2.3(b).

(c) Objection to Preliminary Closing Statement. Within thirty (30) calendar days after the Preliminary Closing Statement is delivered to Parent pursuant to Section 2.3(b), Parent shall complete its review of the Net Working Capital derived from the Preliminary Closing Statement. If Parent determines that the Preliminary Closing Statement has not been prepared in accordance with Section 2.3(b), then Parent shall inform Buyer on or prior to the last day of such thirty (30) calendar day period by delivering a written notice to Buyer (a “Closing Statement Objection”) setting forth a specific description of the basis of the Closing Statement Objection and the adjustments to Net Working Capital that Parent believes should be made. If no Closing Statement Objection is delivered to Buyer within such thirty (30) calendar day period, then Parent shall be deemed to have accepted the Preliminary Closing Statement.

(d) Response to Closing Statement Objection. If a Closing Statement Objection is delivered to Buyer pursuant to Section 2.3(c), then Buyer shall have thirty (30) calendar days to review and respond to the Closing Statement Objection by delivering written notice to Parent specifying the scope of its disagreement with the information contained in it. If no such written notice is delivered to Parent within such thirty (30) calendar day period, then Buyer shall be deemed to have accepted the Closing Statement Objection.

(e) Dispute Resolution Following Closing Statement Objection.

(i) Negotiation. If Buyer delivers a written notice to Parent in response to a Closing Statement Objection pursuant to Section 2.3(d), then Parent and Buyer shall promptly meet and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement and the calculation of Net Working Capital as of the Closing Date (the “Balance Sheet Dispute”).

(ii) Resolution by CPA Firm. If Parent and Buyer are unable to resolve the Balance Sheet Dispute within sixty (60) calendar days after the delivery of a Closing Statement Objection to Buyer, then at any time thereafter Parent or Buyer may elect to have the Balance Sheet Dispute resolved by Deloitte & Touche,or another nationally recognized firm of independent public accountants as to which Parent and Buyer mutually agree (the “CPA Firm”), who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 2.3(b), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Statement requires adjustment. In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters in the reasonable discretion of the respective parties and supply such other documents and information as the CPA Firm reasonably requires. Without limitation, each Party may submit such data and information to the CPA Firm as such Party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) calendar days after submission of the Balance Sheet Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Balance Sheet Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.3(b) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as presented to the CPA Firm pursuant hereto.

(iii) Payment of Fees of CPA Firm. If the Net Working Capital as reflected on the Final Closing Statement is closer in amount to the Net Working Capital as reflected in the Closing Statement Objection than to the Net Working Capital as reflected on the Preliminary Closing Statement, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(e)(ii). If the Net Working Capital as reflected on the Final Closing Statement is closer in amount to the Net Working Capital as reflected on the Preliminary Closing Statement than to the Net Working Capital as reflected in the Closing Statement Objection, then Parent shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.3(e)(ii).

(f) Cooperation. Each Party agrees that, from and after the Closing Date, it will not take any actions with respect to the accounting books, records, policies and procedures of Buyer or any BHG Company that would obstruct or prevent the preparation, review or evaluation of the Preliminary Closing Statement. Each Party shall cooperate, and shall cause its Affiliates and designees to cooperate, with the other in the preparation, review and evaluation of the Preliminary Closing Statement, including the provision on a timely basis of all information reasonably necessary or useful in connection with the preparation, review and evaluation of the Preliminary Closing Statement. Parent and its accountants shall have reasonable access to all information used by Buyer in preparing the Preliminary Closing Statement, including the work papers of its accountants.

        3.      REPRESENTATIONS AND WARRANTIES

                 3.1      Representations and Warranties of Parent. To induce Buyer to enter into this Agreement, and acknowledging that Buyer has relied upon the representations and warranties contained herein, Parent and Company make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as may be disclosed in the Schedules delivered to Buyer at the time of the execution of this Agreement, which Schedules may be updated by Parent and Company at any time prior to closing in accordance with Section 11.9 hereof.

(a) Due Organization and Power.

(i) Parent. Parent is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Parent has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Parent pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(ii) BHG Companies. Each BHG Company is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Each BHG Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as and where such is currently conducted. Each BHG Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction wherein the character of the properties owned by it, or the nature of the Business, makes such licensing or qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. The jurisdictions in which the BHG Companies are qualified to do business are listed in Schedule 3.1(a)(ii).

(b) Authority. The execution and delivery by Parent and Company of this Agreement and the other documents and instruments to be executed and delivered by Parent or Company pursuant hereto and the consummation by Parent and Company of the transactions contemplated hereby and thereby have been duly authorized by, in the case of Parent, the Board of Directors of Parent and, in the case of Company, the Board of Directors and sole shareholder of Company. No other corporate act or proceeding on the part of Parent, Company or their respective shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent or Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent or Company pursuant hereto will constitute, valid and binding agreements of Parent or Company, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

(c) Subsidiaries. Schedule 3.1(c) sets forth the capitalization and ownership of Subsidiary. Except as set forth in Schedule 3.1(c), Company does not own, directly or indirectly, any capital stock or other securities of any corporation or have any direct or indirect equity or other ownership interest in any other entity. All of the outstanding shares of capital stock of Subsidiary (collectively, the “Subsidiary Shares”) owned by Parent and Company are validly issued. There are no (i) securities convertible into or exchangeable for capital stock or other equity securities of Subsidiary; (ii) options, warrants or other rights to purchase or subscribe to capital stock or other equity securities of Subsidiary or securities that are convertible into or exchangeable for capital stock or other equity securities of Subsidiary; or (iii) contracts, commitments or agreements relating to the issuance, sale, transfer or voting of any capital stock or other equity securities of Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights.

(d) [Intentionally Omitted]

(e) No Violation. Except as set forth in Schedule 3.1(e), neither the execution and delivery by Parent or Company of this Agreement or the other documents and instruments to be executed and delivered by Parent or Company pursuant hereto nor the consummation by Parent or Company of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Parent or either BHG Company, except for such violations, the occurrence of which would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Parent’s or Company’s ability to perform its obligations hereunder or any of the other transactions contemplated hereby, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the requirements of any Competition Law applicable to the transactions contemplated hereby, (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Parent’s or Company’s ability to perform its obligations hereunder or any of the other transactions contemplated hereby and (C) such authorizations, consents, approvals, filings or notice requirements that become applicable solely as a result of the specific regulatory status of Buyer or any of its Affiliates, or (iii) subject to obtaining the consents referred to in Schedule 3.1(e), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens (other than Permitted Liens) upon any of the Purchased Assets or Subsidiary Shares under (A) any term or provision of the corporate charter, bylaws or similar organizational documents of Parent or either BHG Company, (B) any of the express terms of any Contract to which Parent or Subsidiary is a party or by which Parent or Subsidiary or any of their respective assets or properties are bound or affected or (C) any of the express terms of any Material Contract to which any BHG Company is a party or by which any BHG Company or any of its assets or properties are bound or affected, except (in each of the cases described in subclauses (A), (B) and (C) of this clause (iii)), for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Parent’s or Company’s ability to perform its obligations hereunder or any of the other transactions contemplated hereby. Parent, Company and Buyer agree that no event, occurrence or circumstance that would constitute a breach of a representation or warranty contained in Section 3.2(c) will, on its own, be a basis for a breach of a representation or warranty contained in this Section 3.1(e).

(f) Financial Statements. Schedule 3.1(f) contains (i) an unaudited balance sheet of the BHG Companies as of January 1, 2005 (the “Recent Balance Sheet”) and an unaudited statement of income and cash flows for the fiscal year then ended and (ii) unaudited balance sheets of the BHG Companies as of January 3, 2004 and December 28, 2002 and unaudited statements of income and cash flows of the BHG Companies for the fiscal years then ended (collectively, the “Financial Statements”). Except as set forth in Schedule 3.1(f), the Financial Statements were prepared in accordance with GAAP, as in effect on the date of such Financial Statements and applied on a consistent basis in such Financial Statements (except for the absence of footnote disclosure), and such Financial Statements fairly present, in all material respects, the financial position and results of operations of the BHG Companies as of their respective dates and for the respective periods covered thereby after giving effect to certain estimated allocations and charges for services described in Schedule 3.1(f).

(g) Tax Matters.

(i) Tax Returns Filed. Except as set forth on Schedule 3.1(g) and except for matters that will not result in any Tax liability or Loss to any BHG Company, all Tax Returns required to be filed by or on behalf of each of the BHG Companies on or prior to the date of this Agreement have been timely filed and, when filed, were complete and accurate, except for any failures to file Tax Returns or any inaccuracies in filed Tax Returns that would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes due and owing by each of the BHG Companies as of the date of the Recent Balance Sheet have been paid or adequately accrued by the BHG Companies, except for any failures to pay or adequately accrue such Taxes that would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of all income Tax Returns (or relevant portions of consolidated, combined or unitary income tax returns) (and any examination reports and/or statements of deficiency related thereto) filed by each of the BHG Companies for each of the five (5) most recent fiscal years have been made available to Buyer. Each of the BHG Companies has withheld all Taxes and remitted all Taxes withheld which it is required to withhold and remit, except for any such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) Audits. Except as set forth in Schedule 3.1(g) or applicable to any BHG Company solely by reason of it being a member of a consolidated (combined) income (or franchise) Tax Return, as of the date of this Agreement, (A) there is no audit examination, deficiency or proposed adjustment pending or, to the knowledge of Parent, threatened with respect to any Taxes due and owing relating to any BHG Company, and (B) there are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns relating to an BHG Company with respect to a taxable period for which such statute of limitations is still open.

(iii) Consolidated Group. Schedule 3.1(g) lists, for each of the BHG Companies, every year such BHG Company was a member of an affiliated group of corporations that filed a consolidated federal Tax Return or a combined or unitary state income Tax Return on which the statute of limitations does not bar a federal or state Tax assessment. No affiliated group of corporations of which either of the BHG Companies has been a member has discontinued filing consolidated federal income Tax Returns during the past five (5) years.

(iv) Other. Except as set forth in Schedule 3.1(g), neither of the BHG Companies has (A) applied for any Tax ruling, (B) entered into a closing agreement with any taxing authority, (C) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments, that will not be deductible because of Section 280G or 162(m) of the Code, or (D) been a party to any Tax allocation or Tax sharing agreement. Company is a “United States Person” within the meaning of Section 1445 of the Code. None of the BHG Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(v) No Claim for Other Taxes. Since January 1, 2001, no written claim has been received by Parent or either BHG Company from any Governmental Entity asserting that an BHG Company is or may be subject to a particular Tax in a state, territory, or jurisdiction where such BHG Company does not already file Tax Returns for that particular Tax.

(h) Absence of Certain Changes. Except as set forth in Schedule 3.1(h), since the date of the Recent Balance Sheet, there has not been (i) any material adverse change in the financial condition, assets, liabilities or results of operations of Company and Subsidiary taken as a whole, other than changes arising solely from acts or omissions by Parent or any BHG Company with the written consent, or pursuant to the written request, of Buyer (collectively, “Transaction Changes”); (ii) any material increase in the compensation, salaries or wages payable or to become payable to any Transferred Employee, except in the ordinary course of business or as required under employment agreements in effect as of the date of the Recent Balance Sheet; (iii) any entry by Company or Subsidiary into any employment, severance or termination Contract with any Transferred Employee, or any amendment thereto; (iv) any sale, lease or other transfer or disposition of any material properties or assets of Company or Subsidiary, except for the sale of Inventory items in the ordinary course of business; or (v) any indebtedness for borrowed money incurred or guaranteed by Company or Subsidiary other than intercompany borrowings from Parent or an Affiliate of Parent.

(i) No Litigation. Except as set forth in Schedule 3.1(i), as of the date of this Agreement, there is no action, suit, arbitration, proceeding or investigation pending or, to the knowledge of Parent, threatened against Company or Subsidiary, and there is no outstanding Order against or adversely affecting Company or Subsidiary.

(j) Compliance With Laws and Orders. Except as set forth in Schedule 3.1(j) neither Company nor Subsidiary is conducting the Business in violation of any Laws or Orders applicable to Company or Subsidiary, as the case may be, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.

(k) Licenses and Permits. Except as set forth in Schedule 3.1(k)(i), Company and Subsidiary have all licenses, permits, approvals, authorizations and consents of all Governmental Entities required for the conduct of the Business as currently conducted by Company and Subsidiary, as the case may be, and the operation of the facilities located at the Real Property owned or leased by Company and Subsidiary as currently operated by Company and Subsidiary, as the case may be, except for failures to have such licenses, permits, approvals, authorizations or consents that would not, individually or in the aggregate, have a Material Adverse Effect. All of such licenses and permits are listed on Schedule 3.1(k)(ii). Company and Subsidiary are in compliance with all such permits and licenses, approvals, authorizations and consents, except for such instances of noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

(l) Absence of Undisclosed Liabilities. Except set forth in Schedule 3.1(f) or Schedule 3.1(l), all liabilities, commitments and obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) of Company that GAAP requires to be set forth on the face of the Recent Balance Sheet are set forth on the face of the Recent Balance Sheet. Company does not have any other liability, commitment or obligation that will result, individually or in the aggregate, in a Material Adverse Effect.

(m) Environmental Matters. Except as set forth in Schedule 3.1(m):

(i) Except in compliance with Environmental Laws, and except for contamination that is emanating solely from an off-site source and for which the Company or Subsidiary could have no liability under any Environmental Law, no Hazardous Materials are present on or under any Real Property, or were present on or under any other real property at the time it ceased to be owned, operated or leased by Company, Subsidiary or any predecessor or former subsidiary of Company or Subsidiary for which Company or Subsidiary could have liability under any Environmental Law, in concentrations that exceed the least stringent applicable industrial or use-restricted cleanup levels where such use restrictions have been lawfully adopted.

(ii) Parent has no knowledge of Company, Subsidiary or any Person for whose conduct they are or may be held responsible, having permitted or conducted, except in compliance with Environmental Laws, the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, disposal or use of Hazardous Materials at the Real Property, at real property in which Company or Subsidiary has or had an interest, or in connection with operation of the Business.

(iii) During the time that Parent, Company, Subsidiary or any predecessor or former subsidiary of Company or Subsidiary could have liability under any Environmental Law has owned, operated or leased any Real Property, no Hazardous Materials have been transported from the Real Property to any site or facility now listed or proposed for listing on the National Priorities List, 40 C.F.R. Part 300, or on any list with a similar scope or purpose published by any state authority, and no such listing has been proposed in the Federal Register or a comparable state publication.

(iv) There is no outstanding litigation, proceeding or administrative action and, since January 1, 1998, there has been no litigation, proceeding or administrative action brought or, to Parent’s knowledge, threatened against Parent, Company or Subsidiary, by any party or parties alleging the Disposal, Release or Threat of Release of any Hazardous Materials on, from or under any Real Property, or alleging a violation of any Environmental Law. To Parent’s knowledge (A) there is no outstanding litigation, proceeding or administrative action and (B) since January 1, 1998, there has been no litigation, proceeding or administrative action brought or threatened against any predecessor or former subsidiary of Company or Subsidiary for which Company or Subsidiary could have liability under any Environmental Law, by any party or parties alleging the Disposal, Release or Threat of Release of any Hazardous Materials on, from or under any Real Property, or alleging a violation of any Environmental Law.

(v) Parent has no knowledge of any Disposals, Releases or Threatened Releases of Hazardous Materials on, from or under the Real Property that have occurred prior to Parent, Company, Subsidiary or any predecessor or former subsidiary of Company or Subsidiary having taken possession of any of such Real Property, for which Company or Subsidiary could have liability under any Environmental Law.

(vi) Parent has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, or monitoring information (the “Information”) pertaining to Hazardous Materials in, on, or under the Real Property and, in each case, relating to potential compliance with, or liability or standards arising under, any Environmental Laws where the Information was prepared or initiated and received within the twelve (12) month period preceding the date of this Agreement by (a) Parent, Company or Subsidiary or (b) any predecessor or former subsidiary of Company or Subsidiary to the extent that Parent has knowledge of, and access to, the Information.

(vii) The operations of Company and Subsidiary in, on or at the Real Property comply with all applicable Environmental Laws, and all permits, licenses, registrations and other authorizations required to be obtained by Company and Subsidiary under applicable Environmental Laws to operate the Real Property as it is currently operated have been so obtained, except for any failures to comply with such Environmental Laws or with such permits, licenses, registrations or authorizations that would not, individually or in the aggregate, have a Material Adverse Effect.

(viii) None of Parent, Company or Subsidiary is engaged in any legal proceeding with respect to alleged violations of, or noncompliance with, any Environmental Law by Company or Subsidiary requiring disclosure under 17 C.F.R. Section 229.103. None of Parent, Company or Subsidiary has engaged in any legal proceeding with respect to alleged violations of, or noncompliance with, any Environmental Law by Company or Subsidiary requiring disclosure under 17 C.F.R. Section 229.103 within the eighteen (18) month period preceding the date of this Agreement.

(ix) None of Parent, Company or Subsidiary has received notice from any Governmental Entity which is still outstanding or yet to be resolved and which provides that any Real Property, or any other real property at the time it ceased to be owned, operated or leased by Company or Subsidiary is or was in violation or allegedly in violation of, out of compliance with or allegedly out of compliance with any applicable Environmental Law, or that Company or Subsidiary is or was liable, or allegedly or potentially liable under any Environmental Law.

(n) Title to Assets; Liens. Except as set forth in Schedule 3.1(n), (i) Company or Subsidiary owns (with record and marketable fee simple title in the case of the Real Property) or leases all of the properties and assets reflected in the Recent Balance Sheet (including the Purchased Assets) (except for properties and assets sold since the date of the Recent Balance Sheet in the ordinary course of business), and (ii) such properties and assets owned by Company or Subsidiary are held free and clear of any Liens other than Permitted Liens. Except as set forth in Schedule 3.1(n), the properties and assets owned or leased by Company or Subsidiary (including the Purchased Assets) comprise all of the material assets and rights of Company and Subsidiary, tangible and intangible (including Intellectual Property Rights), that are used by Company or Subsidiary in the conduct of the Business as conducted by Company or Subsidiary, as the case may be, on the date of this Agreement. Such material assets and rights are sufficient for the conduct of the Business as conducted by Company and Subsidiary on the date of this Agreement. Except as set forth in Schedule 3.1(n), all tangible assets (real and personal) owned by Company are in good operating condition and repair except for such defects which resulted from normal wear and tear in the ordinary course.

(o) Real Property.

(i) Schedule 3.1(o) sets forth a list of all real property owned, used or occupied by each of the BHG Companies (the “Real Property”). Except as set forth in Schedule 3.1(o), there are no encumbrances, easements or rights of way, zoning classifications, or restrictions, limitations or other matters of record that would materially and adversely affect the use of any leased Real Property by the BHG Company which is the tenant with respect to such leased Real Property. There are now in full force and effect required duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. Except as set forth in Schedule 3.1(o), all of the owned Real Property has permanent rights of access to dedicated public highways. To the knowledge of Parent, no fact or condition exists which would prohibit or materially adversely affect the ordinary rights of access to and from the owned Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. Except as set forth in Schedule 3.1(o), to the knowledge of Parent, there is not (i) any claim of adverse possession or prescriptive rights involving any of the owned Real Property, (ii) any structure located on any owned Real Property which encroaches on or over the boundaries of neighboring or adjacent properties, (iii) any structure of any other party which encroaches on or over the boundaries of any of such owned Real Property, or (iv) any other matter adversely affecting the owned Real Property that would be disclosed by an accurate ALTA survey of such owned Real Property, except with respect to this clause (iv) for any such matters that will not, individually or in the aggregate, have a Material Adverse Effect.Except as set forth in Schedule 3.1(o), none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. To the knowledge of Parent, no public improvements have been commenced and none are planned which may result in special assessments against or otherwise materially adversely affect any Real Property. Except as set forth in Schedule 3.1(o), Parent has not received any notice of and does not have any knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property other than any such planned or proposed increases arising in the ordinary course of business consistent with past practices, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (iv) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which Liens have been or are reasonably likely to be filed against any of the Real Property. Except as set forth in Schedule 3.1(o), Parent has no knowledge of any violations of building, health, traffic, sewer/septic, flood control, fire safety, handicap ordinances or other applicable Laws (but excluding zoning Laws) with respect to the Real Property. Except as set forth in Schedule 3.1(o), each parcel of Real Property owned by the BHG Companies is in compliance with all aspects of applicable zoning requirements, including without limitation, the following: (i) usage; (ii) dimensional requirements; (iii) parking; (iv) loading; (v) signage; (vi) flood plain district; (vii) site plan approval; (viii) subdivision control; (ix) variances; (x) special permits; and (xi) overlay districts.

(ii) Brokerage Agreements. There are no brokerage agreements or tenant representation agreements affecting the Real Property which could give rise to any liability on behalf of the BHG Companies.

(iii) Condition of Other Improvements. Parent knows of no material latent or other defects in the buildings located on the Real Property owned by the BHG Companies, including but not limited to, defects regarding the roofs, electrical, plumbing, drainage, septic/sewerage and HVAC systems and other mechanical systems at or servicing such Real Property.

(iv) Unrecorded or Equitable Interests. Except as set forth in Schedule 3.1(o), Parent has no knowledge of any unrecorded or undisclosed legal or equitable interest in the Real Property owned by the BHG Companies.

(v) Utility Services. All Utility Services are of sufficient capacity for the unimpeded operation of the Real Property at full capacity. Except as set forth in Schedule 3.1(o), to Parent’s knowledge (without any obligation to undertake or complete any due inquiry), such Utility Services are obtained via connections directly in the public ways abutting the Real Property without the need for any easements, rights of way or licenses from any third party. As used herein, the term “Utility Services” means all water, sewer, storm sewer or other stormwater discharge, telephone and other telecommunications, gas, fuel, oil, cable and other utility services for the Real Property.

(vi) Municipal Sewer. Except as set forth in Schedule 3.1(o), all sewage at the Real Property owned by the BHG Companies is disposed of via the municipal sewer system, and there is no septic tank in operation at the Real Property.

(vii) Parties in Possession. Except as set forth in Schedule 3.1(o), there are no parties (other than Company or Subsidiary) in possession of the Real Property owned by the BHG Companies.

(p) Material Contracts. Schedule 3.1(p) sets forth a list, as of the date of this Agreement, of each of the following types of Contracts to which Company or Subsidiary is a party (each, a “Material Contract”):

(i) Any Contract involving the future performance of services or the future delivery of goods by Company or Subsidiary of an amount in excess of Seventy-Five Thousand Dollars (U.S. $75,000) or its foreign currency equivalent as of the date of this Agreement;

(ii) Any Contract involving future annual expenditures of Company or Subsidiary in excess of Seventy-Five Thousand Dollars (U.S. $75,000) or its foreign currency equivalent as of the date of this Agreement;

(iii) Any collective bargaining Contract or other Contract to or with any labor union or other employee representative of a group of employees;

(iv) Any employment Contract with any Transferred Employee or Former Employee involving future liability for payment of wages or salaries which may be outstanding on the date of this Agreement;

(v) Any joint venture or partnership Contract;

(vi) Any Contract containing covenants that materially restrict the future business activity of Company or Subsidiary;

(vii) Any Contract relating to the borrowing of money in excess of Seventy-Five Thousand Dollars (U.S. $75,000) or its foreign currency equivalent as of the date of this Agreement;

(viii) Any real or personal property lease Contract involving future liability for rental payments in excess of Seventy-Five Thousand Dollars (U.S. $75,000) or its foreign currency equivalent as of the date of this Agreement;

(ix) all sales, agency or distributorship contracts involving future expenditures of Company or Subsidiary in excess of Seventy-Five Thousand Dollars (U.S. $75,000) or its foreign currency equivalent as of the date of this Agreement;

(x) all Contracts or purchase orders providing for the manufacture, processing, packaging, storage or distribution of Products or the performance of manufacturing, processing, packaging, storage or distribution services by or for Company or Subsidiary that, in each case, involve future expenditures of Company or Subsidiary in excess of Seventy-Five Thousand Dollars (U.S. $75,000) or its foreign currency equivalent as of the date of this Agreement;

(xi) all Contracts providing for the services of consultants or independent contractors, including, but not limited to, Contracts relating to design, development, advertising or promotion, that, in each case, involve future expenditures of Company or Subsidiary in excess of Seventy-Five Thousand Dollars (U.S. $75,000) or its foreign currency equivalent as of the date of this Agreement;

(xii) Any Contract involving the licensing by Company or Subsidiary of Intellectual Property Rights to any person or entity and any Contract involving the licensing by any person or entity of Intellectual Property Rights to Company or Subsidiary, except for “shrink-wrap” licenses and similar licenses associated with computer software;

(xiii) all Contracts relating to the lease of personal property located at the Real Property involving future annual expenditures of Company or Subsidiary in excess of Ten Thousand Dollars ($10,000) or its foreign currency equivalent as of the date of this Agreement;

(xiv) all Contracts for leases, subleases, rental agreements, contracts of sale tenancies or licenses of real property; and

(xv) all other Contracts that both (A) are not cancelable by Company or Subsidiary on notice of sixty (60) calendar days or less without liability and (B) are otherwise material to the business of Company and Subsidiary, taken as a whole.

Except as set forth in Schedule 3.1(p), each Material Contract is in full force and effect and is valid and enforceable against Company or Subsidiary, as the case may be, and, to the knowledge of Parent, the other party or parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. Except as set forth in Schedule 3.1(p), each of Company and Subsidiary is in compliance in all material respects with all terms and requirements of each Material Contract and no material breach or default by Company or Subsidiary of any provision thereof, nor any condition or event that, with notice of lapse of time or both, would constitute such a breach or default, has occurred. Furthermore, except as set forth in Schedule 3.1(p), to Parent’s knowledge, no material breach or default by any other party to any such Material Contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Except as set forth in Schedule 3.1(p), none of Parent, Company or Subsidiary has received any notice of any materially adverse modification, termination, cancellation or nonrenewal (but excluding expiration in accordance with its terms) of any such Material Contract and knows of no intent to effect the same. Except as set forth in Schedule 3.1(p), to Parent’s knowledge, there is no current dispute with any party under any such Material Contract that, if decided in a manner adverse to Company, would have a Material Adverse Effect. Parent, Company or Subsidiary have delivered to Buyer true, correct and complete copies of each written Material Contract.

(q) Employee Matters.

(i) Schedule 3.1(q) contains a true and complete list of (A) each plan, program, policy, payroll practice, contract, agreement or other arrangement, or commitment therefor, providing for compensation, severance, termination pay, performance awards, share or share-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, and whether or not legally binding, which is now sponsored, maintained, contributed to or required to be contributed to by Company, including but not limited to, any “employee benefit plan” within the meaning of ERISA Section 3(3), but excluding any de minimis fringe benefits (each, a “Benefit Plan”); and (B) each management, employment, bonus, option, equity (or equity related), severance, consulting, non-compete, confidentiality or similar agreement or contract (each, an “Employee Agreement”), pursuant to which Parent or any BHG Company has any liability, contingent or otherwise, between Parent or any BHG Company and any current, former or retired employee, officer, consultant, independent contractor, agent or director of any BHG Company.

(ii) Parent or Company has provided to Buyer current, accurate and complete copies of all documents embodying or relating to each Benefit Plan (including written summaries of any unwritten Benefit Plan or similar arrangement) and each Employee Agreement, including all amendments thereto.

(iii) With respect to each Benefit Plan, to the knowledge of Parent:

(A) each of Parent, each BHG Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Benefit Plan and Employee Agreement, and neither Parent, any BHG Company nor any ERISA Affiliate is in default under or in violation of any Benefit Plan;

(B) each Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, including the timely filing of all required reports, documents and notices, where applicable, with the IRS, Pension Benefit Guaranty Corporation (the “PBGC”) and the U.S. Department of Labor (the “DOL”);

(C) each Benefit Plan intended to qualify under Code Section 401(a) is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Benefit Plan is so qualified and that each trust forming a part of any such Benefit Plan is exempt from tax pursuant to Code Section 501(a) and no circumstances have occurred or currently exist which would adversely affect this qualification or exemption;

(D) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Benefit Plan has or may subject Parent, any BHG Company or any ERISA Affiliate or any fiduciary of any Benefit Plan to any tax, penalty or other liability, whether by way of indemnity or otherwise;

(E) there are no actions, proceedings, arbitrations, suits or claims pending or threatened or anticipated (other than routine claims for benefits) against Parent or any BHG Company or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Benefit Plan with respect to any Benefit Plan or Employee Agreement, or against any Benefit Plan or against the assets of any Benefit Plan;

(F) no Benefit Plan is under audit or investigation by the IRS, DOL or PBGC and no such audit or investigation is pending or threatened or anticipated;

(G) except as disclosed in Schedule 3.1(q), the execution, delivery and performance of this Agreement and the transactions contemplated herein shall not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or Employee Agreement that shall or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee;

(H) Parent is in full compliance with, and has provided all notices required under, and has made all payments to any former employees of the BHG Companies required by federal, state, local or foreign Law (including the Worker Adjustment Retraining Notification Act of 1988, as amended) relating to any plant closings of the BHG Companies or their Affiliates prior to the date hereof.

(iv) With respect to any Benefit Plan which is an “employee pension benefit plan” within the meaning of ERISA Section 3(2) (“Pension Plan”) maintained or contributed to by Parent or any BHG Company, (A) no steps have been taken to terminate such Pension Plan; (B) no termination of any Pension Plan has occurred at any time under which all liabilities have not been fully satisfied; (C) no liability under Title IV of ERISA has been incurred by Parent, any BHG Company or any ERISA Affiliate which has not been fully satisfied; (D) no event has occurred and no condition exists that could reasonably be expected to result in Parent, any BHG Company or any ERISA Affiliate incurring a liability under Title IV of ERISA or that could constitute grounds for terminating any such Pension Plan; (E) no proceeding has been initiated by the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; and (F) no Affiliate has incurred withdrawal liability under any such plan which is a multiemployer plan (as defined in ERISA Section 3(37)) which has not been paid.

(v) With respect to Company and Subsidiary, except as set forth in Schedule 3.1(q), each of the following is true as of the date hereof:

(A) Company and Subsidiary are in compliance with all applicable laws, individual and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment and wages and hours (including without limitation the Fair Labor Standards Acts and applicable state law requirements regarding classification of employees and the payment of minimum wage and overtime compensation) and occupational safety and health laws and regulations, worker’s compensation, unemployment and employment taxation, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, except in each case for such instances of noncompliance or unfair labor practices that would not, individually or in the aggregate, have a Material Adverse Effect. There is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to Parent’s knowledge, threatened or, to Parent’s knowledge, any investigation pending or threatened against Company or Subsidiary relating to any thereof. To the Parent’s knowledge, no reasonable basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation;

(B) there is no labor strike, dispute (other than disputes with individual employees), slowdown or stoppage actually pending or, to Parent’s knowledge, threatened against Company or Subsidiary;

(C) none of the employees of Company or Subsidiary is a member of or represented by any labor union and, to Parent’s knowledge, there are no attempts of whatever kind and nature being made to organize any of such employees;

(D) without limiting the generality of paragraph (C) above, no certification or decertification is pending or was filed within the past twelve months respecting the employees of Company or Subsidiary and, to the Parent’s knowledge, no certification or decertification petition is being or was circulated among the employees of Company or Subsidiary within the past twelve months;

(E) no agreement (including any collective bargaining agreement), arbitration or court decision, decree or order or governmental order which is binding on Company or Subsidiary in any way limits or restricts Company or Subsidiary from relocating or closing any of its operations;

(F) neither Company nor Subsidiary have experienced any organized work stoppage in the last five years; and

(G) there are no charges, administrative proceedings or complaints of discrimination, retaliation or harassment (including but not limited to discrimination, retaliation or harassment based upon sex, age, marital status, race, national origin, sexual orientation, handicap and/ or accommodation, religion, veteran status or other category protected by federal, state or local law) pending or, to the Parent’s knowledge, threatened, or to the Parent’s knowledge, any investigation pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Company or Subsidiary. Since January 1, 1998, there have been no audits of the equal employment opportunity practices of Company or Subsidiary.

(r) Intellectual Property Rights. Schedule 3.1(r) sets forth a list, as of the date of this Agreement, of all United States or foreign patents, registered trademarks, registered copyrights and applications therefor and internet domain names used by Company or Subsidiary in, and material to, the conduct of the Business as currently conducted by Company or Subsidiary, as the case may be, (the “Intellectual Property Rights”) and the entity that owns such Intellectual Property Rights. Company or Subsidiary owns or possesses adequate licenses or other valid rights to use all such Intellectual Property Rights, and to the knowledge of Parent, the conduct of the Business by Company and Subsidiary as currently conducted does not conflict with any valid patents, trademarks, tradenames or copyrights of others, except for such conflicts that would not, individually or in the aggregate, have a Material Adverse Effect.

(s) Fees. Except for the fees payable to Robert W. Baird & Co. Incorporated, which shall be paid by Parent, neither Parent nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

(t) Inventory. Except as set forth in Schedule 3.1(t), all Inventory reflected on the Recent Balance Sheet is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market and consists of a quality and quantity usable and saleable in the ordinary course of business. All slow moving, damaged or obsolete Inventory items existing as of the date of the Recent Balance Sheet are set forth on Schedule 3.1(t), which schedule also sets forth the write down or reserve and treatment of intercompany profit or other mark-up with respect to such items. Except as set forth in Schedule 3.1(t), all Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business.

(u) Accounts Receivable. All accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the ordinary course of business since the date of the Recent Balance Sheet, represent arm’s length sales actually made in the ordinary course of business and are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business. Except as set forth on Schedule 3.1(u), neither Company nor Subsidiary has any accounts receivable from any Affiliate of Parent, Company or Subsidiary or from any director, officer or employee of any of them.

(v) Major Customers. Schedule 3.1(v) contains a list of the ten (10) largest customers of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of gross sales to each such customer during each such year. Except as set forth on Schedule 3.1(v), as of the date of this Agreement, Company has not received notice from, nor does Parent have any knowledge that, any customer listed on Schedule 3.1(v) that it will not continue to be a customer of the Business or that it will otherwise materially and adversely modify its relationship with Company by decreasing or limiting its purchase or distribution of Products after the Closing.

(w) Major Suppliers. Schedule 3.1(w) contains a list of the ten (10) largest suppliers to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. As of the date of this Agreement, Company has not received notice from, nor does Parent have any knowledge that, any supplier listed on Schedule 3.1(w) that it will not continue to be a supplier to the Business of Company or that it will materially and adversely modify its relationship with Company after the Closing.

(x) Product Warranty and Product Liability. Schedule 3.1(x) contains a description of Company’s standard warranty or warranties for sales of Products, and except as described therein, there are no material warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.1(x) contains a description of all product liability claims relating to Products that are pending or, to the knowledge of Parent, are threatened against Company or Subsidiary as of the date of this Agreement or that have been asserted or commenced against Company or Subsidiary within the three (3) year period immediately preceding the date of this Agreement, except for such product liability claims that would not, individually or in the aggregate, have a Material Adverse Effect.

(y) Insurance. Set forth in Schedule 3.1(y) is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of each of the BHG Companies, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.1(y) includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and any pending claims in excess of $50,000. All such polices currently in effect are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of each of the BHG Companies, and no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received by either BHG Company with respect to any such policy, and Parent does not have any knowledge of any act or omission which could reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date. To the knowledge of Parent, each of the BHG Companies has duly and timely made all claims it has been entitled to make under each policy of insurance during the last three (3) years, or in the case of products liability insurance, during the last six (6) years. Since September 24, 1997, all general liability policies maintained by or for the benefit of any BHG Company have been “occurrence” policies and not “claims made” policies. To the knowledge of Parent, there is no claim by either BHG Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Parent has no knowledge of any basis that could reasonably be expected to result in a denial of any claim under any such policy. Schedule 3.1(y) describes any self-insurance arrangements affecting the BHG Companies. Except for reserves established for and relating to workers’ compensation claims and except as disclosed in Schedule 3.1(y), the reserves established by the BHG Companies are adequate to dispose of any liability under such self-insurance arrangements.

(z) Affiliates’ Relationships.

(i) Contracts With Affiliates. All leases, contracts, agreements, transactions or other arrangements (whether written or oral) between either BHG Company and any Affiliate of any BHG Company (including Parent) are listed on Schedule 3.1(z).

(ii) No Adverse Interests. Except as set forth in Schedule 3.1(z), no Affiliate of Company or Subsidiary or, to Parent’s knowledge (without any obligation to undertake or complete any due inquiry), any of their officers or directors has any direct or indirect interest in (A) any entity that does business with either BHG Company, (B) any property, asset or right that is used by the BHG Companies in the conduct of the Business or (C) any customer or supplier of the Business.

(iii) Obligations. All obligations of any Affiliate of Company or Subsidiary to either BHG Company, and all obligations of either BHG Company to any Affiliate of Company or Subsidiary, are listed on Schedule 3.1(z).

                 3.2      Representations and Warranties of Buyer. To induce Parent to enter into this Agreement, and acknowledging that Parent has relied upon the representations and warranties contained herein, Buyer makes the following representations and warranties to Parent:

(a) Due Organization and Power. Buyer is a limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation or organization. Buyer has all requisite limited liability company power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b) Authority. The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Managers of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

(c) No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Buyer, except for such violations, the occurrence of which would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations hereunder or any of the other transactions contemplated hereby, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the requirements of any Competition Law applicable to the transactions contemplated hereby and (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations hereunder or any of the other transactions contemplated hereby, or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the corporate charter, bylaws or similar organizational documents of Buyer or of the express terms of any Contract to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations hereunder or any of the other transactions contemplated hereby.

(d) Litigation. As of the date of this Agreement, there is no action, suit, arbitration, proceeding or investigation pending or, to the knowledge of Buyer, threatened (in a reasonably serious manner and in writing) against Buyer, and there is no outstanding Order against or affecting Buyer that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

(e) Financing. Buyer has received executed and delivered commitment letters, dated as of February 11, 2005, from AmSouth Capital Corp. and Ableco Finance LLC (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide up to Fifty Seven Million Dollars (U.S. $57,000,000) to Buyer (the “Commitment Letters”). Except for the Commitment Letters, Buyer and the Lenders are not party to any contract or agreement relating to such financing. True and complete copies of the Commitment Letters as in effect on the date of this Agreement have been furnished to Parent. As of the date of this Agreement, each Commitment Letter is valid and in full force and effect. To the knowledge of Buyer, no event has occurred that (with or without notice, lapse of time, or both) would constitute a default under any Commitment Letter on the part of Buyer or any of its Affiliates. Buyer has paid all commitment and other fees required to be paid under the Commitment Letters on or prior to the date of this Agreement (and will pay all such fees that are required to be paid after the date of this Agreement).

(f) Fees. Neither Buyer nor any of its Affiliates has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

(g) Designated Purchasers. The representations and warranties contained in Sections 3.2(a)-(e) are true and correct with respect to each Designated Purchaser to which Buyer has assigned or hereafter assigns any of its rights or obligations under this Agreement in accordance with Section 1.2 (for purposes of this Section 3.2(g), the term “Buyer” in each of the representations and warranties contained in Sections 3.2(a)-(e) shall be deemed to be replaced with the term “Designated Purchaser”).

                 3.3      Expiration of Representations and Warranties. None of the respective representations and warranties of Parent and Buyer contained in this Agreement or in any certificate or other document delivered pursuant hereto on or prior to the Closing Date shall survive the Closing, except that:

(a) the representations and warranties as to the matters set forth in Section 3.1 and as to Parent’s compliance with its obligations and covenants to be performed or complied with prior to the Closing under Article 4 that Parent makes on the date of this Agreement and at the Closing, by delivering the certificate described in Section 6.1 (the “Surviving Representations”), shall survive the Closing until the date that is eighteen (18) months after the Closing Date, provided that (i) the representations and warranties set forth in Sections 3.1(b), 3.1(c) and 3.1(d) shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Sections 3.1(g) and 3.1(q) (with respect to any claims under ERISA filed with respect to a Retiree Health Plan or a Parent Pension Plan) shall survive the Closing until the underlying obligation is time barred by the applicable statute of limitations and (iii) the representations and warranties set forth in Section 3.1(m) shall survive the Closing until the date that is thirty six (36) months after the Closing Date; and

(b) the representations and warranties as to the matters set forth in Section 3.2 and as to Buyer’s compliance with its obligations and covenants to be performed or complied with prior to the Closing under Article 4 that Buyer makes on the date of this Agreement and at the Closing, by delivering the certificate described in Section 7.1, shall survive the Closing until the date that is eighteen (18) months after the Closing Date.

                 3.4      No Other Representations or Warranties. Buyer acknowledges that the detailed representations and warranties contained in this Agreement have been negotiated at arm’s length among sophisticated business entities. Except for the representations and warranties contained in Section 3.1, Buyer acknowledges that none of Parent, the BHG Companies or any person or entity acting on their behalf makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding Parent, any BHG Company, the Business or any other matter.

        4.      COVENANTS PRIOR TO CLOSING

                 4.1      Access to Information Concerning Properties and Records; Confidentiality. Except for information that, if provided, would adversely affect the ability of Parent or any BHG Company to assert attorney-client or attorney work product privilege or a similar privilege, Parent shall cause each BHG Company, during the period commencing on the date of this Agreement and ending on the Closing Date, to furnish or cause to be furnished to Buyer and its representatives, at reasonable times and upon reasonable notice, (a) subject to Parent’s prior written consent, such access, during normal business hours, to the Real Property as Buyer from time to time reasonably requests with due regard to minimizing disruption of the conduct of the Business and (b) such access to the books, records and other information and data of each BHG Company as Buyer from time to time reasonably requests. Buyer shall treat all information obtained from Parent, any BHG Company or otherwise as “Evaluation Material” under the Confidentiality Agreement, dated July 31,2004, between Parent and Fidelity Capital Investors, Inc. (the “Confidentiality Agreement”) subject to any exceptions set forth therein, and Fidelity Capital Investors, Inc. and Buyer shall continue to honor, and cause their representatives to honor, their obligations thereunder.

                 4.2      Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, except as required or contemplated by the transactions contemplated by this Agreement, including the Services Agreement, and for any actions taken by any BHG Company of the type set forth in Schedule 4.2 or otherwise consented to by Buyer in writing, Parent shall cause each of the following to occur:

(a) Company and Subsidiary shall operate the Business only in the usual, regular and ordinary manner, on a basis consistent with past practice;

(b) Neither Company nor Subsidiary shall incur or guarantee any indebtedness for borrowed money other than through intercompany borrowings from Parent or an Affiliate of Parent in the ordinary course of business;

(c) Neither Company nor Subsidiary shall grant any increase in the compensation, salaries or wages payable to any Transferred Employees, except for reasonable increases in the ordinary course of business or as a result of contractual arrangements or sales compensation plans existing on the date of this Agreement;

(d) Neither Company nor Subsidiary shall issue or authorize the issuance of, or agree to issue or sell, any shares of its capital stock of any class;

(e) Neither Company nor Subsidiary shall sell, lease or otherwise transfer or dispose of any material properties or assets of Company or Subsidiary, except for the sale of properties and assets in the ordinary course of business; and

(f) Neither Company nor Subsidiary shall make any material change in the accounting methods used by Company or Subsidiary.

                 4.3      Further Actions.

(a) General. Parent and Buyer shall use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using all best efforts to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the BHG Companies that are necessary for the consummation of the transactions contemplated hereby; provided, however, that such assistance shall not include any requirement of Parent or its Affiliates to pay any significant sum of money beyond customarily reasonable amounts in connection with the transfer of permits, contracts or other material agreements of the BHG Companies, to assume any material liability from or commence any litigation against any person or entity (except for the payment of the filing and similar fees described in Section 4.4).

(b) Financing. Without limiting Buyer’s obligations under Section 4.3(a), Buyer shall use commercially reasonable efforts to arrange the financing on substantially similar terms and conditions as described in the Commitment Letters, including commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on substantially similar terms and conditions as contained therein and (ii) satisfy all conditions applicable to Buyer in such definitive agreements that are within its reasonable control. If any portion of the financing becomes unavailable on the terms and conditions described in the Commitment Letters, then Buyer shall use commercially reasonable efforts to obtain any such portion from alternative sources on comparable or more favorable terms to Buyer (the “Alternative Financing”). Buyer shall provide Parent with prompt written notice of any notice it receives from Lenders of a material breach of any Commitment Letter (by any party) of which Buyer is aware or any termination of any Commitment Letter. Buyer shall keep Parent informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing and shall provide Parent with copies of any material amendment or modification made to, or any waiver of any material provision or remedy under, any Commitment Letter.

(c) Outstanding Checks. Exclusive of any amounts used in the calculation of the Net Working Capital as described in Section 2, Parent shall ensure that the BHG Companies have adequate cash to pay any outstanding and unpaid checks issued by the BHG Companies as of the Closing Date.

(d) Employee Schedule. Within three (3) days prior to Closing, Parent shall prepare and deliver to Buyer a schedule listing all employees of the BHG Companies who are not actively working at the time such schedule is delivered.

                 4.4      Certain Filings. Each of Parent and Buyer shall make or cause to be made, as promptly as practicable (which filing shall be made in any event within five (5) Business Days after the date of this Agreement), all filings with Governmental Entities that are necessary to obtain all authorizations, consents, orders and approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including all filings required under applicable Competition Laws. Buyer and Parent shall share equally the cost ofall filing and similar fees arising in connection such filings; provided, however, that at the Closing, Buyer shall reimburse or cause to be reimbursed Parent for the entire portion of such filing and similar fees paid by Parent with respect to applicable Competition Laws. Parent and Buyer shall use commercially reasonable efforts to respond to any requests for additional information made by any Governmental Entities with respect to all filings required under applicable Competition Laws, to take all actions necessary to obtain any required approvals of any Governmental Entities under applicable Competition Laws and to resist in good faith, at each of their respective cost and expense (including through the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the Competition Laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Parent and Buyer shall consult with the other prior to any meetings, by telephone or in person, with the staff of any Governmental Entity regarding the transactions contemplated hereby, and each of Parent and Buyer shall have the right to have a representative present at any such meeting.

                 4.5      Notification.

(a) Litigation or Material Adverse Change. Prior to the Closing, Parent shall promptly notify Buyer (in writing after Parent has notice thereof), and Buyer shall promptly notify Parent (in writing after Buyer has notice thereof), and keep such other Party advised, as to any litigation or administrative proceeding pending and known to such Party or, to its actual knowledge, threatened against such Party that challenges the transactions contemplated hereby or that affects or relates to the Purchased Assets in any manner.

(b) Error or Omission. Prior to the Closing, Buyer shall promptly notify Parent in writing if Buyer obtains knowledge that any representation or warranty of Parent contained in this Agreement is not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder or give rise to a claim hereunder; provided, however, that any failure by Buyer to notify Parent with respect to any such error, omission, condition or circumstance will not reduce Parent’s indemnification obligations or Buyer’s other rights and remedies hereunder.

                 4.6      Transfer of Subsidiary Shares. On or prior to the Closing Date, Parent shall transfer all of its right, title and interest in and to the Subsidiary Shares to Company.

                 4.7      Exclusivity. During the period commencing on the date of this Agreement and expiring on the earlier of the Closing Date or the date on which this Agreement is terminated, neither Parent nor any of its Affiliates shall, directly or indirectly, solicit, make, respond to (other than to decline), discuss with any third party or negotiate the terms of any offer or proposal from or to any person or entity (other than from or to Buyer) relating to any acquisition of direct or indirect control of Company, any purchase of any of Company’s securities or of any material amount of Company’s assets (other than in the ordinary course of business consistent with past practice) or businesses or any business combination or similar transaction involving Company, including any merger, consolidation, acquisition, purchase, re-capitalization or other transaction that would have a similar result as the transactions contemplated by this Agreement.

                 4.8      Title Insurance. Not less than ten (10) calendar days prior to the Closing, Parent shall provide Buyer with title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Parent and Buyer, agreeing to issue to Buyer standard form owner’s policies of title insurance with respect to all real property owned by Company. Such policies shall be standard ALTA Form 1992 owner’s policies in an amount mutually agreed upon by Parent and Buyer, insuring title thereto in accordance with the representations and warranties set forth herein. Parent and Buyer shall equally share the cost of the title insurance commitments obtained by Parent pursuant to this Section 4.8 and the title insurance policies issued pursuant to such title insurance commitments.

                 4.9      [Intentionally Omitted]

                 4.10     Expiration of Covenants to be Performed Before Closing. None of the respective covenants of Parent and Buyer contained in this Article 4 shall survive the Closing. Claims with respect to breaches of such covenants must be made prior to the date that is eighteen (18) months after the Closing Date. Claims made against Parent may be made solely on the basis of the representations and warranties of Parent as to compliance with such covenants that Parent makes by delivering the certificate contemplated by Section 6.1.

        5.      ADDITIONAL COVENANTS

                 5.1      Tax Matters.

(a) Cooperation. After the Closing Date, Parent, Company and Buyer shall, and Buyer shall cause Subsidiary to, make available to the other, as reasonably requested, and to any taxing authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax liabilities or potential Tax liabilities of the BHG Companies for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Buyer shall prepare and provide to Parent such Tax information packages consistent with Company’s past practice as Parent shall reasonably request for Parent’s use in preparing any Tax Return that relates to any BHG Company. Such Tax information packages shall be completed by Buyer and provided to Parent within the earlier of (i) forty-five (45) calendar days after Parent’s request therefor or (ii) thirty (30) calendar days prior to the due date of the Tax Return for which they relate, in the latter case, if less than thirty (30) days notice of the relevant Tax Return is provided to Buyer, Buyer shall provide such Tax information packages within a reasonable time. After the Closing Date, Parent, Company and Buyer shall, and Buyer shall cause Subsidiary to, cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation, appeal, hearing, or other proceeding with respect to Taxes. Such cooperation shall include providing the information, records, and documents described above and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. Each Party shall bear its own expenses in complying with the foregoing provisions. Notwithstanding the provisions of this Section 5.1(d), while the existence of an adversarial proceeding between the Parties will not abrogate or suspend the provisions of this Section 5.1(d), as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 5.1(d) but rather, absent agreement, must utilize the rules of discovery.

(b) Tax Sharing Agreements. Parent shall terminate any Tax allocation or Tax sharing agreement between or among Parent, Company and Subsidiary (other than this Agreement) if and to the extent such agreement relates to Taxes payable by such Subsidiary, effective as of the Closing Date.

(c) Transfer Taxes. Any sales Tax, use Tax, real property transfer Tax, documentary stamp Tax, transfer Tax, motor vehicle Tax, registration Tax or similar Tax or recording expense or notarial fee attributable to, imposed upon or arising from the transactions contemplated hereby shall be paid by Buyer. Buyer shall file all Tax Returns with respect to such Taxes and Parent shall provide reasonable assistance in connection with such filings. Buyer shall timely execute and deliver to Parent such certificates or forms as may be necessary and appropriate for Buyer to establish an exemption from (or otherwise reduce) such Taxes.

(d) Purchase Price Allocation. The amount of the aggregate Purchase Price shall be allocated among the assets of Company (or groups of such assets) for all purposes (including all tax and financial accounting purposes) in accordance with the applicable provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. During the period beginning on the date hereof and ending on the date that is sixty (60) calendar days following the final determination of the Final Closing Statement pursuant to Section 2.3, the Parties shall cooperate in the preparation of a mutually acceptable written list of the fair market value of the Purchased Assets (or groups of such assets) as of the Closing Date (the “Purchase Price Allocation”). To the extent a mutually acceptable agreement is reached relative to the Purchase Price Allocation, (a) each Party shall file all Tax Returns (including amended returns and claims for refund) in a manner reflecting the Purchase Price Allocation, and (b) the Parties shall each execute and timely file a Form 8883 consistent with the Purchase Price Allocation after exchanging mutually acceptable drafts of such form (and any equivalent state, local, foreign, or other Tax forms). Notwithstanding the foregoing, Buyer’s cost for the Purchased Assets may differ to the extent necessary to reflect Buyer’s capitalized acquisition costs for such assets.

(e) Proration of Personal Property Taxes and Real Property Taxes. Personal property Taxes and real property Taxes relating to the Purchased Assets shall be pro rated as of the Closing Date, with Company liable to the extent such items relate to any time period (or portion thereof) up to and including the Closing Date (“Pre-Closing personal property Taxes and real property Taxes”) if not already reflected on the face of the Final Closing Statement and Buyer liable to the extent such items relate to periods (or any portion thereof) subsequent to the Closing Date. Because such personal property Taxes and real property Taxes involve a period that begins before and ends after the Closing Date (a “Straddle Period”), such Pre-Closing personal property Taxes and real property Taxes shall be calculated by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. Buyer shall furnish Company and Parent with such documents and other records as Company and/or Parent reasonably requests to confirm such proration calculations. Any amounts owed by Company pursuant to this Section 5.1(e) shall be paid by Company within ten (10) calendar days of receipt by Company and/or Parent of a written request therefor and the documents and other records reasonably requested or two (2) calendar days prior to the date on which such Tax liability is due, whichever is later.

                 5.2      Employee Matters.

(a) General. Buyer agrees to offer employment with Buyer on and after the Closing Date to all Company and Subsidiary employees (except for the Rialto Employees) who are actively at work on the Closing Date. Buyer also agrees to offer employment with Buyer to all Company and Subsidiary employees (except for the Rialto Employees) who are not actively at work on the Closing Date because such employee is on an approved leave of absence, provided that for other than an approved military leave under USERRA, such employee reports for active work with Buyer within six (6) months after the Closing Date. All Company or Subsidiary employees who are offered, in connection with the transaction contemplated by this Agreement, and accept employment with Buyer on or after the Closing Date shall cease their employment status with Company or Subsidiary as of the Closing Date (or subsequent date if applicable) and simultaneously therewith shall become a “Transferred Employee.” Buyer shall make the offers of employment provided for in this Section 5.2 on terms and conditions that are, in the aggregate, substantially similar to those in effect for the Company or Subsidiary employee immediately prior to the Closing Date; provided, however, that nothing in this Agreement shall obligate Buyer to offer participation in a defined benefit pension plan or retiree medical plan to any such employee. From and after the Closing Date, Buyer shall assume sponsorship only of (i) those Benefit Plans and Employee Agreements that are listed on Schedule 3.1(q) and marked with an asterisk and (ii) all other Benefit Plans and Employee Agreements, whether or not listed on Schedule 3.1(q), that are reflected in the Financial Statements (excluding all Benefit Plans and Employee Agreements listed on Schedule 3.1(q) that are not marked with an asterisk), and shall be responsible for the payment of benefits under such plans on and after the Closing Date, except as specifically provided for herein. Parent shall comply with its obligations under those retention Contracts between Parent and Transferred Employees listed on Schedule 3.1(q). Parent shall take whatever action is necessary or appropriate to terminate, as of the Closing Date, the participation of Company (or, if appropriate, Subsidiary) in all of the Benefit Plans or Employee Agreements, except for those specifically assumed by Buyer pursuant to this Agreement, or as otherwise provided for herein. From and after the Closing Date, Transferred Employees shall be eligible to participate in any employee benefit plan sponsored by Buyer or Subsidiary in accordance with the terms of each such plan and the provisions of this Section 5.2.

(b) Health Plans. Parent shall be liable for any and all costs or expenses incurred under a Benefit Plan that is a welfare benefit plan under ERISA Section 3(1) by a Company or Subsidiary employee (including any Transferred Employee) before the Closing Date (including expenses incurred but unpaid as of the Closing Date). Parent shall be responsible for obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) with respect to any Company or Subsidiary employee whose employment terminated before the Closing Date or who is not offered or does not accept Buyer’s offer of employment. Buyer shall be responsible for all costs or expenses associated with the provision of benefits under a welfare benefit plan to a Transferred Employee effective as of the date a Transferred Employee commences employment with Buyer and shall offer participation in such plans that do not impose a pre-existing condition limitation or waiting period that did not apply to the Transferred Employee prior to the Closing Date under a Benefit Plan. Buyer shall assume liability to comply with COBRA and HIPAA with respect to any Transferred Employee who terminates employment on or after the Closing Date. Parent shall indemnify Buyer and relieve Buyer of any and all liabilities with respect to any claim by a Transferred Employee that relates to periods before the Closing Date.

(c) Retiree Health Plans. Parent shall be liable for any and all costs or expenses incurred under any Benefit Plan that provides continued health care coverage after a Company or Subsidiary employee retires (a “Retiree Health Plan”), except COBRA coverage for Transferred Employees as provided for in Section 5.2(b) above. Buyer shall not be liable for or obligated to provide, in any form, retiree health coverage for any Company or Subsidiary employee, including Transferred Employees. Parent shall indemnify Buyer and relieve Buyer of any and all liabilities with respect to any claim by any Company or Subsidiary employee or Transferred Employee under a Retiree Health Plan. Parent shall allow a Transferred Employee who, as of the Closing Date, satisfies the eligibility requirements under a Retiree Health Plan (a “Retiree Health Transferred Employee”), to elect coverage under the applicable Retiree Health Plan within ninety (90) days of the date such Transferred Employee retires from employment with Buyer; provided, however, that the foregoing shall not otherwise limit any right that Parent may have to amend or terminate, in whole or in part, a Retiree Health Plan. If a Retiree Health Transferred Employee elects coverage under a Retiree Health Plan, such coverage shall commence as of the employee’s retirement date. Parent agrees to reflect in Parent Pension Plan records that each Retiree Health Transferred Employee is entitled to elect coverage under a Retiree Health Plan in accordance with the terms of this section. Parent also shall notify each Retiree Health Transferred Employee within thirty (30) days after the Closing Date of (1) such employee’s eligibility to elect coverage under a Retiree Health Plan in accordance with the terms of this section; (2) the process for electing coverage under the applicable Retiree Health Plan; and (3) the contact information for the individual or position responsible for enrolling such employee in the applicable Retiree Health Plan. Parent agrees to send additional notices to each Retiree Health Transferred Employee if the process for electing coverage under a Retiree Health Plan or the appropriate contact information disclosed in the notice is modified in any way.

(d) Pension Plan. Parent shall be liable for any and all obligations and benefits payable to Company or Subsidiary employees, including Transferred Employees, under the Banta Corporation Employees Pension Plan (the “Parent Pension Plan”) and Buyer shall have no obligations whatsoever with respect to the Parent Pension Plan at any time.

(e) Banta Corporation Incentive Savings Plan. Buyer shall have no obligations with respect to the Banta Corporation Incentive Savings Plan (the “Parent 401(k) Plan”). Buyer shall adopt a defined contribution plan as soon as practicable after the Closing Date, but no later than sixty (60) days thereafter, that is intended to be qualified under Code Section 401(k) (the “Buyer 401(k) Plan”). Buyer shall take steps to ensure that the Buyer 401(k) Plan credits service for eligibility and vesting purposes that was recognized under the Parent 401(k) Plan with respect to Transferred Employees. Buyer also shall take steps to ensure that the Buyer 401(k) Plan accepts, as rollovers, amounts elected by Transferred Employees to be rolled over to the Buyer 401(k) Plan (including participant loans) and that constitute an eligible rollover distribution under Code Section 402(c).

(f) Short Term Incentive Payments. Any payments due to any Company or Subsidiary employee, including any Transferred Employee, under any short term Incentive Plan administered by Parent (i.e., that are not accrued by Company or Subsidiary) attributable to services performed during the 2004 plan year which ended on January 1, 2005, shall be the sole responsibility of Parent.

(g) Further Assurances Regarding Employee Plans. Before and following the Closing, Parent shall make itself and its representatives reasonably available in assisting Buyer in transitioning the Transferred Employees to any Buyer employee benefit plan and shall assist Buyer as may be reasonably requested by Buyer in connection with such transition including, but not limited to, facilitating discussions with current fiduciaries, service providers, third-party administrators, brokers or insurers, with respect to matters involving the establishment or maintenance of a benefit plan adopted as a result of this Agreement.

(h) No Third Party Beneficiaries. Nothing herein, express or implied, is intended to confer on any active or retired employee of Parent or any BHG Company or his or her legal or other representatives or beneficiaries any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement including, without limitation, any right to continued employment or to any severance or other benefits from Parent, Buyer, or any of their respective ERISA Affiliates.

(i) Required Notice. Parent and/or Company shall provide any plant closing notices as required under federal, state, local or foreign Law (including the Worker Adjustment Retraining Notification Act of 1988, as amended) as a result of the transactions contemplated hereby, and shall be solely responsible for any liability arising under federal, state, local or foreign plant closing laws as a result of the transactions contemplated hereby, in each case to the extent any employees of the BHG Companies are terminated before the Closing. Buyer shall provide any plant closing notices as required under federal, state, local or foreign Law (including the Worker Adjustment Retraining Notification Act of 1988, as amended) as a result of the transactions contemplated hereby, and shall be solely responsible for any liability arising under federal, state, local or foreign plant closing laws as a result of the transactions contemplated hereby, in each case to the extent any employees of Buyer or Subsidiary are terminated after the Closing.

(j) Certain Company Employees. Parent and/or Company shall continue to provide coverage under a Benefit Plan to any Company employee who is not actively at work on the Closing Date because such employee is on an approved leave of absence in accordance with the terms of such Benefit Plan and any applicable policy or procedure until such employee either becomes a Transferred Employee or terminates employment. With respect to any Company employee who is not actively at work on the Closing Date because such employee is on an approved leave of absence and who is entitled to certain rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”), Parent and/or Company shall be responsible for complying with USERRA with respect to such employee until such employee either becomes a Transferred Employee or terminates employment. In addition, Parent and/or Company is responsible for the payment of all workers’ compensation payments and liabilities relating to any Transferred Employee who is not actively at work on the Closing Date due to any event or occurrence that occurs prior to the Closing Date (“Retained Workers’ Compensation”), except to the extent such liabilities are included in the calculation of Adjusted Current Liabilities. For any Company or Subsidiary employee who is not actively at work on the Closing Date and is eligible to become a Transferred Employee, Buyer shall be responsible for satisfying any rights such employee may have to return to work following such absence.

                 5.3      Post-Closing Access to Information. For a period of seven (7) years after the Closing Date, each Party shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by the other Party, access to all tax, financial and accounting records of or relating to the Purchased Assets, the Assumed Liabilities, the Business or Subsidiary and the right to make copies or extracts therefrom at its expense. During such seven (7) year period, no Party shall, nor shall it permit its Affiliates to, intentionally dispose of, alter or destroy any such books, records and other data without giving thirty (30) calendar days’ prior written notice to the other Party and permitting the other Party, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. Notwithstanding the provisions of this Section 5.3, while the existence of an adversarial proceeding between the Parties will not abrogate or suspend the provisions of this Section 5.3, as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 5.3 but rather, absent agreement, must utilize the rules of discovery.

                 5.4      Corporate Name.

(a) Ownership. Buyer acknowledges that Parent and/or its Affiliates have the absolute and exclusive proprietary right to all names, tradenames, trade marks, service names and service marks incorporating the word “Banta” or any derivation thereof and any corporate symbols or logos related thereto. Except to the extent contemplated by Section 5.4(b), Buyer shall not, and shall cause its Affiliates (including Subsidiary) not to, use the word “Banta” or any symbol or logo incorporating any such word in connection with the sale of any goods or services or otherwise in the conduct of its or their businesses. As soon as possible following the Closing, Buyer shall cause Subsidiary to file with an appropriate Governmental Entity an amendment to its charter or other organizational documents eliminating the word “Banta” from its name.

(b) Limited Use. Promptly and in any event within twelve (12) months after the Closing Date, Buyer shall, and Buyer shall cause Subsidiary to, remove, obliterate or cover up the name “Banta” and any derivation thereof and any corporate symbols or logos related thereto from the Purchased Assets and from Buyer’s signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials. Buyer shall not, and Buyer shall cause Subsidiary not to, put into use after the Closing Date any such materials not in existence on the Closing Date that bear any such reference. Notwithstanding the foregoing, Company shall grant and deliver to Buyer at Closing a limited license to such intellectual property for the purpose of allowing Buyer and Subsidiary to use such intellectual property in a manner consistent with Buyer’s and Subsidiary’s rights under this Section 5.4(b).

                 5.5      Insurance. After the Closing:

(a) Responsibility to Maintain Insurance. Except as set forth in Section 5.5(b) below, neither Buyer nor Subsidiary shall have any right to make claims under insurance policies issued by third parties that may have provided coverage to any BHG Company as an Affiliate of Parent prior to the Closing Date, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date. As of the Closing Date, insurance requirements of Buyer and Subsidiary with respect to events occurring on or after the Closing will be the sole responsibility of Buyer and Subsidiary.

(b) Pre-Closing Events. To the extent, however, that any claims arise under any insurance policies issued by third-party insurers and owned by or covering Company or Subsidiary with respect to occurrences arising prior to the Closing Date, Buyer or Subsidiary may make claims, through Parent or Company only, under such policies without regard to any other provision hereof, but subject to such conditions contained in any such policies, including all reporting and notice requirements thereof. Parent shall be responsible for, and shall have the sole right to undertake, reporting and administrative handling of all claims under such policies; provided, however, that Parent shall notify the applicable third-party insurer of a claim within five (5) Business Days after receipt of written notice of such claim from Buyer or Subsidiary. Buyer and Subsidiary shall be jointly and severally responsible for and shall pay all expenses (including costs of administration by Parent as well as fees and expenses of third parties attributable to the handling of such claims) relating to services for claims administration, investigation, appraisals and claim review incurred on or after the Closing with respect to claims under such insurance policies. Neither Buyer nor Subsidiary shall have the right to claim directly against Parent or Company for any “self-insured” program of risk management or the amount of any deductible or self-insured retention for any loss suffered by Subsidiary prior to, on or after the Closing Date, regardless of the date on which the claim is made.

(c) Insurance Proceeds. Company and Parent shall indemnify Buyer for all Losses asserted against, resulting to, imposed upon or incurred or suffered by Buyer by reason of or resulting from Assumed Liabilities if and to the extent both (i) such Assumed Liabilities relate to acts or omissions of Company that occurred prior to the Closing Date and (ii) Company or Parent actually receives insurance proceeds with respect to such Losses from third-party insurers under occurrence-based insurance policies as a result of claims made pursuant to Section 5.5(b). For the avoidance of doubt, Buyer acknowledges that Company’s and Parent’s obligations under this Section 5.5(c) shall be limited to the amount of any such insurance proceeds actually received by Company or Parent. Company or Parent, as the case may be, shall effect any such indemnification payment within five (5) Business Days after it receives such insurance proceeds.

                 5.6      Further Assurances. From time to time after the Closing Date, upon request of the other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.

                 5.7      Non-Competition and Confidentiality.

(a) Non-Competition. Subject to the Closing, Parent agrees that, for a period of five (5) years after the Closing Date, neither Parent nor any of its Affiliates will, directly or indirectly:

(i) engage in, continue in or carry on any business that competes in any aspect of the Business as conducted by Company as of the Closing Date, including owning or controlling any financial interest in any Competitor; or

(ii) consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of the Business as conducted by Company as of the Closing Date, including endorsing the products or services of any such Competitor, soliciting customers or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

provided, however, that the foregoing shall not prohibit the ownership of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend throughout the United States.

(b) Confidentiality. Subject to the Closing, Parent agrees that, at any time subsequent to the Closing Date, neither Parent nor any of its Affiliates will, directly or indirectly, use any Confidential Information for any purpose, or disclose any Confidential Information to any person or entity other than Buyer or its Affiliates (including Subsidiary), except in each case to the extent necessary to comply with the terms of any agreement between Parent or any of its Affiliates on the one hand and Buyer or any of its Affiliates (including Subsidiary) on the other hand or to comply with a request by Buyer. Notwithstanding the foregoing, Parent and its Affiliates may disclose the Confidential Information at such times, in such manner and to the extent such disclosure may be required by applicable law, provided that Parent provides Buyer with prior written notice of such disclosure so as to permit such other party to seek a protective order or other appropriate remedy and limits such disclosure to what is strictly required.

(c) Remedies. Parent agrees that (i) any breach by Parent or any of its Affiliates of the provisions of Sections 5.7(a) and 5.7(b) may result in irreparable injury to Buyer for which a remedy at law may be inadequate, and (ii) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to seek such injunctive and other equitable relief as a court may grant in respect of such breach.

(d) Turnkey Services. Notwithstanding anything to the contrary in this Agreement, including in this Section 5.7, nothing in this Agreement shall prohibit, restrict or otherwise affect the ability of Parent or any of its Affiliates, whether now existing or hereafter acquired or created (including the Banta Turnkey Affiliates which currently provide Turnkey Services), from (i) providing Turnkey Services anywhere in the world and in any industry or field or (ii) acquiring or investing in any entity or business that, as part of its overall business activities, engages in any aspect of the Business, provided that the amount of revenues derived by such acquired entity or business from such activities (other than Turnkey Services), during the twelve (12) month period immediately preceding the date of acquisition, does not exceed ten percent (10%) of the total revenues of such acquired company or business. Without limitation, nothing in this Agreement shall prohibit, restrict or otherwise affect the ability of Parent or any of its Affiliates to perform its obligations and exercise its rights under any written agreement with Buyer or any of its Affiliates, including the Services Agreement.

                 5.8      Accounts Receivable. Promptly after the Closing Date, Buyer and Company shall complete such actions as are reasonably necessary to transfer rights in the cash deposited in the lock box account described in Exhibit 5.8, which transfer shall be effective as of the close of business on the Closing Date. Buyer acknowledges that Company shall be entitled to receive and retain all cash and other funds deposited in such lock box account prior to and on the Closing Date. Parent and Company acknowledge that Buyer shall be entitled to receive and retain all cash and other funds deposited in such lock box account from and after the close of business on the Closing Date. From and after the close of business on the Closing Date, Parent and Company agree that they will remit to Buyer all other checks or payments received by them that constitute Purchased Assets under Section 1.1(g) hereof within ten (10) days of the receipt of such checks or payments.

        6.      CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

                 Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing Date of each of the following conditions:

                 6.1      Accuracy of Representations and Warranties. Each of therepresentations and warranties of Parent made in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects atand as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, and each of such representations and warranties that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date,except (a) to the extent of changes or developments contemplated by the Services Agreement, (b) to the extent resulting out of Transaction Changes and (c) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time); and Parent shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of Parent in the officer’s capacity as such confirming the foregoing to the best of such officer’s knowledge.

                 6.2      Performance of Obligations. Each of Parent and Company shall have in all respects performed and complied with its agreements and obligations under this Agreement that are to be performed or complied with by Parent prior to or on the Closing Date.

                 6.3      No Injunction, Etc. No preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

                 6.4      Delivery of Documents. Parent shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 9.2.

                 6.5      Competition Law Clearance. All relevant waiting periods under any Competition Law applicable to the transactions contemplated hereby shall have expired or terminated, and all actions required by, or filings required to be made with, any Governmental Entity under any such Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made.

                 6.6      Financing. The financing contemplated by the Commitment Letters, or in the agreements evidencing the Alternative Financing, shall have closed.

                 6.7      Government Consents; Licenses and Permits. There shall have been obtained at or prior to the Closing Date transfers of such material licenses, permits or authorizations required for the conduct of the Business as currently conducted by Company and Subsidiary, or if necessary, Buyer shall have obtained such material licenses or permits on a de novo basis.

                 6.8      Third Party Consents; Assignments; Other Documents. Buyer shall have received duly executed copies of the third-party consents, approvals, assignments, waivers, authorizations, permits or other certificates described in Exhibit 6.8.

        7.      CONDITIONS PRECEDENT TO PARENT’S AND COMPANY’S OBLIGATIONS

                 Each and every obligation of Parent and Company to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Parent) prior to or at the Closing Date of each of the following conditions:

                 7.1      Accuracy of Representations and Warranties. Each of therepresentations and warranties of Buyer made in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects atand as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, and each of such representations and warranties that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except (a) to the extent of changes or developments contemplated by the Services Agreement, and (b) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time); and Buyer shall have delivered to Parent a certificate dated the Closing Date and signed by an officer of Buyer in the officer’s capacity as such confirming the foregoing to the best of such officer’s knowledge.

                 7.2      Performance of Obligations. Buyer shall have in all material respects performed and complied with its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date.

                 7.3      No Injunction, Etc. No preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

                 7.4      Delivery of Purchase Price and Documents. Buyer shall have delivered, or caused to have been delivered, to Parent the wire transfer of the Purchase Price as contemplated by Section 2.2(a) and the documents described in Section 9.3.

                 7.5      Competition Law Clearance. All relevant waiting periods under any Competition Law applicable to the transactions contemplated hereby shall have expired or terminated, and all actions required by, or filings required to be made with, any Governmental Entity under any such Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made.

                 7.6      Financing. The financing contemplated by the Commitment Letters, or in the agreements evidencing the Alternative Financing, shall have closed or Buyer shall otherwise have adequate funds to consummate the transactions contemplated hereby.

        8.      INDEMNIFICATION

                 8.1      Indemnification by Parent.

(a) General. If the Closing occurs, and subject to the terms and conditions of this Article 8, Parent shall indemnify and hold harmless Buyer and its Affiliates (including Subsidiary), and their respective directors, officers, employees and controlling persons (collectively, the “Buyer Indemnified Parties”),from and against all Losses asserted against, resulting to, imposed upon or incurred by any such entity or person, directly or indirectly, by reason of or resulting from any (i) breach as of the Closing Date of the Surviving Representations, (ii) subject to Section 4.10, breach of any covenant or agreement made by Parent contained in this Agreement, or (iii) any and all Excluded Liabilities.

(b) Limitations. Parent’s obligations under Section 8.1(a) shall be subject to the following limitations:

(i) Except for any liability for Losses arising from (A) fraud committed by Parent or Company in connection with this Agreement, (B) any breach of the representations and warranties made by Parent in Sections 3.1(b), 3.1(c), 3.1(d), 3.1(g) or 3.1(q) (with respect to any claims under ERISA filed with respect to a Retiree Health Plan or a Parent Pension Plan) or (C) any Losses described in Section 8.1(a)(iii), Parent shall not have any liability for Losses for any breach of the Surviving Representations unless and until the aggregate of all Losses relating thereto for which Parent would otherwise be liable exceeds on an aggregate basis $670,000, at which point Parent shall indemnify Buyer for such Losses, but only to the extent such Losses exceed $670,000;

(ii) Except for any liability for Losses arising from (A) fraud committed by Parent or Company in connection with this Agreement, (B) any breach of the representations and warranties made by Parent in Sections 3.1(b), 3.1(c), 3.1(d), 3.1(g) and 3.1(q) (with respect to claims under ERISA filed with respect to a Retiree Health Plan or a Parent Pension Plan) or (C) any Losses described in Section 8.1(a)(iii), Parent shall not have any liability for Losses for any breach of the Surviving Representations to the extent the aggregate amount of Losses for which Parent would otherwise be liable exceeds $13,400,000.

(iii) Parent shall not have any liability for Losses for any breach of the Surviving Representations to the extent Buyer requested a reduction in the Net Working Capital based on the contents of the Preliminary Closing Statement on account of any matter forming the basis for such Losses (A) to the extent such reduction was actually effected or (B) if Buyer’s request for a reduction in the Net Working Capital is denied by the CPA Firm, to the extent that the Losses arose specifically from the failure to incorporate the denied adjustment in Net Working Capital. In any case, no Losses related to this subclause (iii) shall be aggregated for purposes of subclause (ii) of this Section 8.1(b);

(iv) If a reserve (in the form of an accrued liability or an offset to an asset or similar item) was reflected in the Final Closing Statement relating to any matter for which Buyer would otherwise be entitled to indemnification under Section 8.1(a), then the calculation of Buyer’s Losses in respect of such matter shall be reduced by the full amount of the reserve as reflected in the Final Closing Statement; and

(v) Parent’s obligations under subclause (i) of Section 8.1(a) shall terminate as to each Surviving Representation when such Surviving Representation terminates pursuant to Section 3.3; provided, however, that such obligations shall not terminate with respect to any item as to which Buyer shall have, prior to the expiration of the applicable period, previously made a claim by delivering a notice that constitutes an Indemnification Notice and complies with the requirements therefor, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice.

                 8.2      Indemnification By Buyer. Subject to the terms and conditions of this Article 8, Buyer shall indemnify and hold harmless Parent and its Affiliates (including Company), and their respective directors, officers, employees and controlling persons, from and against all Losses asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from any (a) breach of the representations and warranties of Buyer described in subclause (b) of Section 3.3, (b) breach of any covenant or agreement of Buyer contained in this Agreement, (c) Assumed Liabilities or (d) operation or ownership of the Purchased Assets, the Business or Subsidiary before, on or after the Closing Date, including claims arising from the use of the “Banta”name by Buyer or Subsidiary after the Closing Date pursuant to Section 5.4(b)(except in each case to the extent Buyer is entitled to indemnification for such Losses under Section 8.1(a)). Notwithstanding the foregoing, Buyer’s obligations under subclause (a) of this Section 8.2 shall terminate as to each representation or warranty of Buyer when such representation or warranty terminates pursuant to Section 3.3; provided, however, that such obligations shall not terminate with respect to any item as to which Parent shall have, prior to the expiration of the applicable period, previously made a claim by delivering a notice that constitutes an Indemnification Notice and complies with the requirements therefor, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice. The provisions of this Section 8.2 shall not affect, limit or otherwise restrict Buyer’s ability to exercise its rights under Section 5.5.

                 8.3      Procedures Relating to Indemnification Among Parent and Buyer. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 8 can be obtained, the Party seeking indemnification under this Article 8 (the “Indemnified Party”) shall, reasonably promptly thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”); provided however, that any delay or failure in providing the Indemnification Notice shall not preclude the Indemnified Party from seeking indemnification, provided that the Indemnifying Party is not prejudiced thereby.

                 8.4      Procedures Relating to Indemnification for Third Party Claims.

(a) Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim reasonably promptly after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event more than five (5) Business Days after being served with any summons, complaint or similar legal process; provided, however, failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except if, and only to the extent that, the Indemnifying Party suffers actual prejudice as a proximate result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim.

(b) Defense. If a Third Party Claim is made against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for the reasonable fees and expenses of counsel subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) prior to assuming the defense of such Third Party Claim, the Indemnifying Party shall provide to the Indemnified Party an undertaking stating that such Indemnifying Party is able to and will assume the payment of all defense fees and costs and (ii) the Indemnifying Party’s assumption of the defense of such Third Party Claim shall not signify any agreement, obligation or commitment on the part of the Indemnifying Party to assume or pay any amount awarded to a claimant in respect of such Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of a Third Party Claim or fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to defend, compromise or settle of such Third Party Claim or consent to the entry of judgment with respect to such Third Party Claim.

                 8.5      Insurance and Tax Effect. The obligation of the Indemnifying Party to indemnify the Indemnified Party against any Losses under this Article 8 shall be reduced by (a) the amount of any insurance proceeds received by the Indemnified Party from third party insurers with respect to such Losses or the underlying factors with respect thereto and (b) the amount of any Tax benefit actually realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence, or payment of any such Losses. The Indemnified Party and any of its Affiliates shall be deemed to have “actually realized” a Tax benefit to the extent that that the amount of Taxes payable by such Indemnified Party or its Affiliate currently or over time (as determined on a present value basis in the taxable year in which such indemnity payment is made using a discount rate of 5%) is reduced below the amount of Taxes that such Indemnified Party or its Affiliate would be required to pay but for the accrual, incurrence, or payment of such indemnified amount.

                 8.6      No Offset. An Indemnified Party shall have no right to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Article 8 by setting off any amounts owed to the Indemnifying Party by the Indemnified Party.

                 8.7      Exclusive Remedy. Except for the rights expressly provided in Article 6, Article 7, Section 5.7(c) and Article 10 and except that Buyer shall retain the right to bring a tort claim based on fraud grounds if Parent or Company has committed fraud in connection with this Agreement, the indemnification provisions of this Article 8 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Buyer’s investigation of the BHG Companies, the Business, the Purchased Assets, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms, and no other remedy shall be had by Parent or Buyer and their respective officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.

        9.      CLOSING

                 9.1      Closing Date. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 10.1, and provided that the conditions to the Closing set forth in Article 6 and Article 7 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place at the Milwaukee, Wisconsin offices of Foley & Lardner LLP, at 10:00 a.m., local time, on the second (2nd) Business Day immediately following the satisfaction or waiver of the conditions to the Closing set forth in Sections 6.5, 6.6, 7.5 and 7.6 or at such other time and place as the Parties shall agree upon. The actual date of the Closing is referred to in this Agreement as the “Closing Date.”

                 9.2      Items to be Delivered by Parent and Company. At the Closing, Parent and Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Compliance Certificate. The certificate described in Section 6.1, duly executed by Parent;

(b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(c) Instruments of Conveyance and Transfer. Such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in Buyer all right, title and interest of Company in and to the Purchased Assets;

(d) Transition Services Agreement. A Transition Services Agreement, in form and substance reasonably acceptable to Parent and Buyer (the “Transition Services Agreement”), duly executed by Parent, with respect to the categories of services set forth on Exhibit 9.2(d), which Transition Services Agreement shall include the payment of arms’ length fees (as set forth therein) by Buyer to Parent in consideration of the services provided thereunder;

(e) Services Agreement. A Services Agreement, in the form attached hereto as Exhibit 9.2(e) (the “Services Agreement”), duly executed by Banta Global Turnkey, Ltd.;

(f) Title Insurance Documents. Such affidavits as are reasonably required by the title insurance company chosen by Parent to issue at the Closing a title insurance policy (or an irrevocable “mark-up” title insurance commitment equivalent to a title insurance policy) with respect to the real property owned by Company, with standard exceptions regarding recording gaps, mechanics liens and rights of parties in possession deleted therefrom;

(g) Opinion of Counsel. To the extent required by the Lenders as a condition to providing the financing described in the Commitment Letters to Buyer, a legal opinion rendered by Foley & Lardner LLP, legal counsel to Parent, in form and substance reasonably acceptable to Parent and Buyer;

(h) a customary bill of sale for all of the Purchased Assets which are Tangible Personal Property duly executed by Company;

(i) a customary assignment of all of the Purchased Assets which are intangible personal property, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities executed by Company;

(j) for each interest in Real Property, a recordable quitclaim deed, a customary assignment and assumption of lease or such other appropriate document or instrument of transfer, as the case may require;

(k) a limited license to the name Banta as more particularly set forth in Section 5.4(b) hereof;

(l) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer reasonably requests.

                 9.3      Items to be Delivered by Buyer. At the Closing, Buyer shall deliver to Parent or Company, as the case may be, the wire transfer as required by Section 2.3(b) and the following documents, in each case duly executed or otherwise in proper form:

(a) Compliance Certificate. The certificate described in Section 7.1, duly executed by Buyer;

(b) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(c) Instruments of Assumption. Such documents as Parent reasonably requests to evidence assumption by Buyer of the Assumed Liabilities;

(d) Transition Services Agreement. The Transition Services Agreement, duly executed by the Surviving Entity; and

(e) Services Agreement. The Services Agreement, duly executed by the Surviving Entity; and

(f) Other Documents. All other documents, instruments or writings required to be delivered to Parent at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent reasonably requests.

        10.      TERMINATION

                 10.1     General. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, only as follows:

(a) By the written agreement of Parent and Buyer; or

(b) By Parent or Buyer if the Closing shall not have occurred on or prior to April 1, 2005 or such other date as the Parties agreed to in writing, provided that (i) such date shall be extended for a period not to exceed sixty (60) calendar days to the extent necessary to obtain required approvals of Governmental Entities and (ii) such date shall be extended to April 15, 2005 upon the written consent of Parent and Buyer (which consent shall not be unreasonably withheld); or

(c) By Parent or Buyer if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits consummation of such transactions;

provided, however, that if a Party seeking termination pursuant to subclause (b) of this Section 10.1 is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement including without limitation such Party’s failure to satisfy any condition to the Closing that is solely within the control of such Party, then such Party may not terminate this Agreement pursuant to subclause (b)of this Section 10.1.

                 10.2     Post-Termination Obligations; Deliverables. To terminate this Agreement as provided in subclause (b) or (c) of Section 10.1, the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 11.7:

(a) The transactions contemplated hereby shall be terminated, without further action by any Party;

(b) Buyer shall return all documents and copies and other materials received from or on behalf of Parent relating to the transactions contemplated hereby, whether so obtained before, on or after the execution and delivery of this Agreement, to Parent; and

(c) All information received or accumulated by Buyer or its representatives relating to Parent or any BHG Company shall be treated as “Evaluation Material” in accordance with the Confidentiality Agreement (as modified or supplemented by this Agreement), which shall remain in full force and effect, as modified or supplemented by this Agreement, notwithstanding the termination of this Agreement.

                 10.3      No Liabilities in Event of Termination. If this Agreement is terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of Parent or Buyer, except that the respective obligations of Parent or Buyer, as the case may be, under the last sentence of Section 4.1 and Sections 10.2, 11.1 and 11.8 shall remain in full force and effect, and except that termination shall not preclude any Party from suing the other Party for breach of such other Party’s obligations to consummate the transactions contemplated hereby or impair the right of any Party to compel specific performance by the other Party of its obligations to consummate the transactions contemplated hereby.

        11.      MISCELLANEOUS

                 11.1     Publicity. Parent and Buyer agree that, from and after the date of this Agreement, no public release, written statement or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except (a) for the content of any such release or announcement that is, in the reasonable judgment of the releasing Party, required by Law or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed, which release or announcement shall be made available to the other Party for its review as soon as reasonably practicable prior to such disclosure, and (b) that Parent and each BHG Company may make such announcements to their respective employees. Notwithstanding the foregoing, Parent and Buyer may each issue a press release at the time of the signing of this Agreement and on the Closing Date, provided that the Party issuing the release shall allow the other Party reasonable time to comment on such release in advance of, and approve, such issuance (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of subclause (a) above, Parent shall not be required to provide Buyer with an opportunity to review a proposed release or announcement if Buyer previously reviewed and approved a release or announcement that contained a disclosure that is the same as or substantially similar to the new disclosure to be made by Parent. For purposes of the preceding sentence, if Buyer does not provide written notice of the results of its review of a proposed release or announcement by Parent within five (5) Business Days after Parent delivered the proposed release or announcement to Buyer, then Buyer shall be deemed to have approved the proposed release or announcement. For the avoidance of doubt, the preceding two sentences establish certain rights and obligations in respect of Buyer’s right to review and approve the language in public releases or announcements proposed by Parent; such sentences do not provide Buyer with the right to approve the actual filing of any release or announcement proposed by Parent, the content or filing of which is required by Law or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed. Buyer shall not disclose to any third party, or use for any purpose, the contents of any proposed release or announcement delivered by Parent to Buyer for Buyer’s review in accordance with subclause (a) above, unless and until such contents are generally available to the public for a reason other than a disclosure by Buyer.

                 11.2     Assignment. Except to the extent otherwise expressly set forth in this Agreement, neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect.

                 11.3     Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns.

                 11.4     Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. This Agreement shall be construed and interpreted in accordance with the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement shall have any force or effect in the interpretation hereof or in the determination of the intent of the Parties hereunder.

                 11.5     Amendment. No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Parties.

                 11.6     Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing under this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                 11.7     Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission to the number below; or sent to the Parties at their respective addresses indicated below by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service, as follows:

(a)	If to Buyer, to:

BHG Acquisition LLC 82 Devonshire Street Boston, Massachusetts 02109 Attention: President Facsimile: (617) 476-4057

(with a copy to)

McDermott Will & Emery LLP 28 State Street Boston, Massachusetts 02109-1775 Attention: Mark B. Stein Facsimile: (617) 535-3800

(b)	If to Parent, to:

Banta Corporation 225 Main Street Box 8003 Menasha, Wisconsin 54952-3186 Attention: Ronald D. Kneezel Vice President, General Counsel and Secretary Facsimile: (920) 751-7792

(with a copy to)

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5367 Attention: Jay O. Rothman Facsimile: (414) 297-4900

or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, then such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, then such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

                 11.8     Expenses. Regardless of whether or not the transactions contemplated hereby are consummated and except to the extent otherwise expressly set forth in this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred such expenses.

                 11.9     Schedules. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure with respect to such fact or item is in sufficient detail to enable a reasonable reader to identify its applicability to the relevant representation and warranty in this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Prior to the Closing, Parent shall promptly supplement or amend the Schedules to this Agreement with respect to any matter hereafter arising or discovered that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Schedules (a “Schedule Update”). In the case that such Schedule Update would constitute a breach of the corresponding representation but for such supplement or amendment, (i) if such Schedule Update pertains to an event or condition occurring or existing prior to the date of this Agreement, Buyer may (A) terminate this Agreement or (B) proceed to Closing and seek indemnification under (and subject to the limitations set forth in) Article 8 for the Loss resulting from such event or condition, or (ii) if such Schedule Update pertains to an event or condition occurring or arising subsequent to the date of this Agreement, Buyer may (A) terminate this Agreement or (B) proceed to Closing without the right to seek indemnification under Article 8.

                 11.10    Interpretive Provisions. The term “knowledge” when used in the phrases “to the knowledge of Parent” or “Parent has no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of the individuals listed in Schedule 11.10 and shall include only their actual present knowledge obtained in their respective capacities with Parent and/or the applicable BHG Company and, except as otherwise expressly set forth in this Agreement, after due inquiry. The terms “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively.

                 11.11    Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                 11.12    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

                 11.13    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                 11.14    Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any Federal court sitting in the City of Chicago, Illinois over any suit, action or proceeding arising out of or relating to this Agreement. To the extent federal jurisdiction is lacking for any particular claim, the Parties hereto will accept the jurisdiction of any State court sitting in the City of Chicago, Illinois. Without limitation of other means of service, the Parties hereto agree that service of any process, summons, notice or document with respect to any action, suit or proceeding may be served on it in accordance with the notice provisions set forth in Section 11.7. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereto each agrees that a final judgment in any such suit, action or proceeding brought in an appropriate court pursuant to this Section 11.14shall be conclusive and binding upon the Parties hereto, as the case may be, and may be enforced in any other courts to whose jurisdiction the Parties hereto, as the case may be, is or may be subject, by suit upon such judgment. The Parties hereto hereby waive their respectiverights to a trial by jury of any claim or cause of action arising out of or relating to Buyer’s investigation of the BHG Companies, the Business, the Purchased Assets, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms in any suit, action or proceeding of any type brought by one Party against the other, regardless of the basis of the claim or cause of action.

                 11.15    Bulk Transfer Laws. Each Party hereby waives compliance by the other Parties with the provisions of the bulk transfer Law, bulk sales Law or similar Law of any jurisdiction with respect to the transactions contemplated by this Agreement.

                 11.16    Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof; there are no conditions to this Agreement that are not expressly stated in this Agreement.

                 11.17    Counterparts. This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 11.18    Definitions. For purposes of this Agreement, the term:

                               “BHG Companies” shall have the meaning set forth in the recitals of this Agreement.

                               “Adjusted Current Assets” shall mean all of the current assets of the BHG Companies as reflected on the Recent Balance Sheet, the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement, as the case may be, but excluding (a) all receivables payable to Company by Parent or any Affiliate of Parent other than Subsidiary, (b) all cash, (c) all notes receivable and (d) all prepaid items that constitute Excluded Assets.

                               “Adjusted Current Liabilities” shall mean all of the current liabilities of the BHG Companies as reflected on the Recent Balance Sheet, the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement, as the case may be, but excluding (i) all liabilities payable by Subsidiary to Parent or any Affiliate of Parent, (ii) all obligations of Company relating to the current portion of all indebtedness for borrowed money, (iii) all obligations for Taxes, (iv) the Retained Workers’Compensation and (v) the Chemed Liability (as it relates to the Chemed Liability, to the extent reflected on the Recent Balance Sheet).

                               “Affiliate”shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                               “Agreement”shall have the meaning set forth in the preamble of this Agreement and Plan of Merger.

                               “Alternative Financing” shall have the meaning set forth in Section 4.3(b).

                               “Assumed Contracts” shall have the meaning set forth in Section 1.1(d).

                               “Assumed Liabilities”shall have the meaning set forth in Section 1.3.

                               “Balance Sheet Dispute” shall have the meaning set forth in Section 2.3(e)(i).

                               “Banta Turnkey Affiliates” shall mean (i) Banta Global Turnkey, Ltd., a Texas partnership; (ii)     Banta Global Turnkey B.V., a Netherlands company; (iii) Banta Global Turnkey Ltd., an Ireland company; (iv) Banta Global Turnkey Ltd., a Scotland company; (v) Banta Global Turnkey (Singapore) Pte. Ltd., a Singapore company; (vi) Banta Global Turnkey — Guadalajara Sde RL de CV, a Mexican company; and (vii) Banta Global Turnkey Kft, a Hungarian company.

                               “Beneficial Rights” shall have the meaning set forth in Section 1.5.

                               “Benefit Plans” shall have the meaning set forth in Section 3.1(q)(i).

                               “Business”shall have the meaning set forth in the recitals of this Agreement.

                               “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to be closed.

                               “Business Permits” shall have the meaning set forth in Section 1.1(e).

                               “Buyer”shall have the meaning set forth in the preamble of this Agreement.

                               “Buyer 401(k) Plan” shall have the meaning set forth in Section 5.2(e).

                               “Buyer Indemnified Party” shall have the meaning set forth in Section 8.1(a).

                               “CERCLA”shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

                               “Chemed Agreement” shall have the meaning set forth in the recitals of this Agreement.

                               “Chemed Liability” shall mean any amount that Parent is required to pay to Chemed Corporation and/or OCR Holding Company under the Chemed Agreement.

                               “Closing”shall have the meaning set forth in Section 9.1.

                               “Closing Date” shall have the meaning set forth in Section 9.1.

                               “Closing Statement Objection” shall have the meaning set forth in Section 2.3(b).

                               “COBRA”shall have the meaning set forth in Section 5.2(b).

                               “Code”shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                               “Commitment Letter” shall have the meaning set forth in Section 3.2(e).

                               “Company”shall have the meaning set forth in the preamble of this Agreement.

                               “Competition Law” shall mean any federal, state and foreign Law or Order that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                               “Competitor”shall mean any person or entity that now or hereafter engages in or attempts to engage in any aspect of the Business as conducted by Company as of the Closing Date.

                               “Confidential Information” shall mean all ideas, information, knowledge and discoveries that are not generally known in the trade or industry and about which Parent has knowledge solely as a result of its participation in, or beneficial ownership of, any BHG Company. Notwithstanding the foregoing, “Confidential Information” shall not mean or include any idea, information, knowledge or discovery that is or becomes generally available to the public other than as a result of a disclosure by Parent or its Affiliates after the Closing Date.

                               “Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

                               “Contract”shall mean any written indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement.

                               “CPA Firm” shall have the meaning set forth in Section 2.3(d)(ii).

                               “Disposal”shall have the meaning as set forth in CERCLA.

                               “DOL”shall have the meaning set forth in Section 3.1(q)(iii)(B).

                               “Effective Time” shall have the meaning set forth in Section 1.2.

                               “Employee Agreement” shall have the meaning set forth in Section 3.1(q)(i).

                               “Environmental Law” shall mean any Legal Requirement existing as of the date hereof related to the protection of the environment.

                               “ERISA”shall mean the Employee Retirement Income Security Act of 1974, as amended.

                               “ERISA Affiliate” shall mean (i) any entity that is a member of a controlled group with Company, as described in Code Section 414(b), or that is under common control with Company, for the purposes of Code Section 414(c); (ii) any entity that is part of an affiliated service group with Company as described in Code Section 414(m); or (iii) any entity that is required to be aggregated with Company pursuant to Code Section 414(o).

                               “Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a).

                               “Evaluation Material”shall have the meaning set forth in Section 4.1.

                               “Environmental Action” shall mean any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, existence, transport, handling, holding, removal, abatement, remediation, recycling, reclamation, management, presence, disposal, emission, discharge, storage, escape, seepage, leakage or release of, or threatened release of, any Hazardous Substances in any location.

                               “Excluded Assets” shall have the meaning set forth in Section 1.2.

                               “Final Closing Statement” shall mean: (i) the Preliminary Closing Statement if (A) no Closing Statement Objection is delivered to Parent during the thirty (30) calendar day period specified in Section 2.3(c) or (B) Parent and Buyer so agree in writing; (ii) the Preliminary Closing Statement, adjusted in accordance with the Closing Statement Objection, if Parent does not provide Buyer with a written notice of disagreement in response to the Closing Statement Objection within the thirty (30) calendar day period specified in Section 2.3(d); or (iii) the Preliminary Closing Statement, as adjusted by (A) the written agreement of Parent and Buyer and/or (B) the CPA Firm in accordance with Section 2.3(e)(ii).

                               “Financial Statements” shall have the meaning set forth in Section 3.1(f).

                               “Former Employee” shall mean an individual other than a Transferred Employee who has worked for Company or Subsidiary at any time beforethe Closing Date.

                               “GAAP”shall mean generally accepted accounting principles in the United States.

                               “Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other.

                               “Hazardous Material” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous material,” “toxic substance” or “hazardous chemical” under any Environmental Law, including: (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 etseq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, etseq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 etseq.; (v) the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above. as amended, or any other federal, state, local or foreign environmental law, regulation, ordinance, rule, or by law, existing as of the date hereof.

                               “HIPPA”shall have the meaning set forth in Section 5.2(b).

                               “Indemnification Notice”shall have the meaning set forth in Section 8.3.

                               “Indemnified Party” shall have the meaning set forth in Section 8.3.

                               “Indemnifying Party” shall have the meaning set forth in Section 8.3.

                               “Information”shall have the meaning set forth in Section 3.1(m)(vi).

                               “Intellectual Property Rights” shall have the meaning set forth in Section 3.1(r).

                               “Inventory”shall mean all inventories of raw materials, work in process and finished goods (including all such in transit), and service and repair parts, supplies and components held for sale, together with related packaging materials.

                               “Laws”shall mean any federal, state, local, foreign or other statute, law, ordinance, rule or regulation.

                               “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, by-law, principle of common law, regulation, statute, or treaty.

                               “Liability”or “Liabilities” shall mean and include any direct or indirect liability or obligation that a person owes to or at the behest of any other party, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.

                               “Lien”shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

                               “Loss” shall mean (i) all debts, liabilities and obligations owed to or at the behest of any other person or entity; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing but shall exclude, in each of subclauses (i) through (iv) above, incidental damages, consequential damages, lost profits, damages based upon diminution in the value of any BHG Company, the Purchased Assets, the Subsidiary Shares or the Business or any multiple thereof, punitive damages and damages arising from changes in any Law occurring after the date of this Agreement. Further, in calculating Losses, the materiality qualifiers set forth in any representations, warranties, or any updated disclosure provided with respect thereto between execution of this Agreement and Closing, or any other sections of this Agreement, shall not be included for the purposes of such calculations.

                               “Material Adverse Effect” shall mean a material adverse effect on the results of operations or financial condition of Company and Subsidiary taken as a whole.

                               “Material Contract” shall have the meaning set forth in Section 3.1(p).

                               “Net Working Capital” shall mean the amount in U.S. Dollars by which the aggregate book value of the Adjusted Current Assets exceeds the aggregate book value of the Adjusted Current Liabilities, in each case, as reflected on the Recent Balance Sheet, the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement, as the case may be, all in accordance with Section 2.3.

                               “Orders”shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

                               “Parent” shall have the meaning set forth in the preamble of this Agreement.

                               “Parent 401(k) Plan” shall have the meaning set forth in Section 5.2(e).

                               “Parent Pension Plan” shall have the meaning set forth in Section 5.2(d).

                               “Party”or “Parties” shall mean Parent, Company and/or Buyer, as the case may be.

                               “PBGC”shall have the meaning set forth in Section 3.1(q)(iii)(B).

                               “Permitted Liens” shall mean (a) Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (b) Liens as reflected in title records relating to real property owned or leased by Company, (c) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto and (d) those Liens set forth in Schedule 3.1(n).

                               “Person”shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

                               “Preliminary Closing Statement” shall have the meaning set forth in Section 2.3(a).

                               “Products”shall mean all products currently or at any time previously manufactured by Company.

                               “Purchased Assets” shall have the meaning set forth in Section 1.1.

                               “Purchase Price” shall have the meaning set forth in Section 2.1.

                               “Purchase Price Allocation” shall have the meaning set forth in Section 5.1(d).

                               “Real Property” shall have the meaning set forth in Section 3.1(o).

                               “Recent Balance Sheet” shall have the meaning set forth in Section 3.1(f).

                               “Release”shall have the meaning set forth in CERCLA.

                               “Retained Workers’ Compensation” shall mean all Liabilities related to workers’compensation obligations of Parent pursuant to Section 5.2(j).

                               “Retiree Health Plan” shall have the meaning set forth in Section 5.2(c).

                               “Retiree Health Transferred Employee” shall have the meaning set forth in Section 5.2(c).

                               “Rialto Employees” shall mean those employees of Company listed on Exhibit 11.18.

                               “Schedule Update” shall have the meaning set forth in Section 11.9.

                               “Services Agreement”shall have the meaning set forth in Section 9.2(e).

                               “Straddle Period” shall have the meaning set forth in Section 5.1(a)(iii).

                               “Subsidiary”shall have the meaning set forth in the recitals of this Agreement.

                               “Subsidiary Shares” shall have the meaning set forth in Section 3.1(c)(ii).

                               “Surviving Representations” shall have the meaning set forth in Section 3.3.

                               “Taxes”shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added including any interest, penalty or addition thereto, whether or not disputed.

                               “Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

                               “Third Party Claim” shall have the meaning set forth in Section 8.4(a).

                               “Threat of Release” shall mean a substantial likelihood of a Release which requires action under Environmental Law to prevent or mitigate damage to the environment which may result from such Release.

                               “Transaction Changes” shall have the meaning set forth in Section 3.1(h).

                               “Transferred Employees”shall have the meaning set forth in Section 5.2(a).

                               “Transition Services Agreement” shall have the meaning set forth in Section 9.2(d).

                               “Turnkey Services” shall mean any materials management or assembly (including kit assembly, product configuration and packaging assembly) services, or the provision of testing, quality assurance, logistics, order fulfillment, distribution or sourcing services in connection with any such materials management or assembly services.

                               “USERRA”shall have the meaning set forth in Section 5.2(j).

                               “Utility Services” shall have the meaning set forth in Section 3.1(o)(v).

                               “Working Capital Target” shall have the meaning set forth in Section 2.1.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[The next page is the signature page.]

        IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Asset Purchase Agreement as of the day and year first written above.

BANTA CORPORATION ("Parent")
By:	/s/ Ronald D. Kneezel
Ronald D. Kneezel Vice President, General Counsel and Secretary

BANTA HEALTHCARE GROUP, LTD. ("Company")
By:	/s/ Ronald D. Kneezel
Ronald D. Kneezel Vice President, General Counsel and Secretary

BHG ACQUISITION LLC ("Buyer")
By:	/s/ David B. Wilson
David B. Wilson President

62